Exhibit 10.1

Share Purchase Agreement

by and among

(1) THINK PARTNERSHIP INC.

(2) JAMES BANKS

DATED AS OF APRIL 27, 2006

Table of Contents

Page

ARTICLE I DEFINITIONS	2
ARTICLE II SALE AND PURCHASE	10
ARTICLE III RESTRICTIONS ON TRANSFER: REGISTRATION	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER	12
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	27
ARTICLE VI CLOSING	29
ARTICLE VII EARNOUT	31
ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING	33
ARTICLE IX COVENANTS	34
ARTICLE X RESTRICTIVE COVENANTS	35
ARTICLE XI INDEMNIFICATION	36
ARTICLE XII TAX MATTERS	38
ARTICLE XIII MISCELLANEOUS	38

AGREED FORM DOCUMENTS

ESCROW AGREEMENT
MANAGEMENT AGREEMENTS
POWER OF ATTORNEY
REGISTRATION RIGHTS AGREEMENT
DEED OF RESIGNATION
WARRANT AGREEMENTS

SCHEDULES

SCHEDULE 1: COMPANY INFORMATION SHEET
SCHEDULE 2: SELLER DISCLOSURE SCHEDULE
SCHEDULE 3: BUYER DISCLOSURE SCHEDULE
SCHEDULE 4: TAX SCHEDULE

i

SHARE PURCHASE AGREEMENT

This Agreement made and entered into as of April 27, 2006 by and among:

(1)           THINK PARTNERSHIP INC., a Nevada corporation (“THK” or “BUYER”), with its business address at 5 Revere Drive, Suite 510 Northbrook, IL 60062; and

(2)           JAMES BANKS, a British National holding Passport No. 034712524 issued by the Government of the United Kingdom and currently residing at 76 Redesdale Gardens, Isleworth, Middlesex TW7 5JD (the “SELLER”);

The Buyer and the Seller are sometimes together referred to as “PARTIES” and any one of them as “PARTY”.

WITNESSETH:

The Company is engaged in the business of providing online marketing services, including search engine marketing (collectively, the “Business”);

The Seller is the owner of the legal and beneficial title to all of the issued share capital of the Company. The Seller has agreed to sell and THK has agreed to buy, the Shares comprising the entire issued share capital of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby mutually acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Accounts Date” means 31 October 2005.

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or other person.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting rights or other securities convertible into voting rights of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting rights or other securities convertible into voting rights, or (c) any director, officer or employee of such Person.

“Agreement” means this agreement together with all Schedules.

“Agreed Form” means a document being in a form agreed by the Seller and the Buyer and initialed by or on behalf of the Seller and the Buyer for the purposes of identification as such.

“Approved Liabilities” has the meaning set forth in Section 4.26.

“Audited Closing Date Balance Sheet” means the balance sheet of the Company as of the Closing Date, prepared and audited by the THK Accountants after the Closing Date.

“Audited Financials” has the meaning set forth in Section 4.8(a).

“Audited Four Quarter Earnings” has the meaning set forth in Section 2.3(a).

“Business” is defined in the recitals to this Agreement.

“Business Assets” has the meaning set forth in Section 4.17(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the city of Chicago, Illinois or London, England.

“Cash Consideration” has the meaning set forth in Section 2.2(a).

“Claims of Any Nature” has the meaning set forth in Section 4.26.

“Claims Threshold” has the meaning set forth in Section 11.2(a).

“Clawback Consideration” has the meaning set forth in Section 2.3(b).

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Company” means Web Diversity Limited, a private limited company incorporated and registered in England and Wales with Company Number 04352316 whose registered office is at 20 Church Street, Twickenham, Middlesex TW1 3NJ, further details of whom are set out at Schedule 1.

“Company Financials” has the meaning set forth in Section 4.8(a).

“Company Intellectual Property” has the meaning set forth in Section 4.20(a).

“Compensation” has the meaning set forth in Section 4.15(a).

“Competing Service” has the meaning set forth in ARTICLE X(a).

“Consideration” means the aggregate of the Cash Consideration and the Shares Consideration.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any court, tribunal or arbitration tribunal in any country, and any political subdivision thereof.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Disclosure Schedule” means the group of schedules setting out certain lists, documents and exceptions relating to the representations and warranties of the Seller which appear at ARTICLE IV, and attached to and forming part of this Agreement.

“Documents” means this Agreement together with the Management Agreements, the Warrant Agreements, the Escrow Agreement, the Registration Rights Agreement and the other agreements, documents and instruments required or contemplated to be executed in connection herewith.

“Earnings Threshold” shall have the meaning set forth in Section 2.3(a).

“Earn Out Start Date” means the date as determined in accordance with Section 7.2.

“Employees” has the meaning set forth in Section 4.15(a).

“Employee Agreement” has the meaning set forth in Section 4.15(a).

“Employee Benefit Plans” has the meaning set forth in Section 4.16(c).

“Environmental Law” means all statutes, common law, byelaws, regulations, directives, codes of practice, circulars, guidance notes and the like (whether in the United Kingdom or elsewhere) concerning the protection of human health or the environment or the conditions of the workplace or the generation, transportation, storage, treatment or disposal of a Hazardous Substance.

“Escrow Agent” has the meaning set forth in Section 2.4.

“Escrow Agreement” has the meaning set forth in Section 2.4.

“First Twelve Quarters” means the first twelve (12) full calendar quarters following the Earn Out Start Date. For example only, if the Earn Out Start Date is 1 April 2006, the First Twelve Quarters shall be calculated from 1 April 2006.

“First Twelve Quarters Pre-Tax Earnings” means the aggregate pre-tax earnings of the Company during the First Twelve Quarters as audited and certified by the THK Accountants.

“Four Quarter Period” means each and any period of four consecutive calendar quarters during the First Twelve Quarters.

“GAAP” means United Kingdom generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means to the extent it has jurisdiction, any supranational governmental commission, council, directorate, court, trade agency, regulatory body or other authority, or any national government, any legislature, any political subdivision of a national government or of any state, county, province or local jurisdiction therein, or any agency or instrumentality of any such government or political subdivision.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any natural or artificial substance (whether in the form of solid, liquid, gas or vapour, alone or in combination with any other substance) capable of causing harm to man or any other living organism, or capable of damaging the environment or public health or welfare, including but not limited to controlled, special, hazardous, toxic or dangerous waste.

“Health & Safety Law” means all or any Laws which relate to the health and safety of those who work for the Company (whether as employees or otherwise), who visit any of the properties owned or occupied by the Company or who are in any way affected by the activities of the Company or by persons working for the Company, including the Factories Act 1961, the Offices, Shops and Railway Property Act 1963, the Fire Precautions Act 1971, the Health & Safety at Work etc., Act 1974, the Public Health (Control of Disease) Act 1984, the Public Health (Infectious Diseases) Regulations 1985, the Management of Health and Safety at Work Regulations 1992, the Workplace (Health, Safety and Welfare) Regulations 1992, the Control of Substances Hazardous to Health Regulations 1994, the Reporting of Injuries, Diseases and Dangerous Occurrences Regulations 1996, Approved Codes of Practice and Guidance Notes issued by the Health & Safety Commission/Executive.

“Hong Kong Company” means Web Diversity (HK) Limited, a company incorporated in Hong Kong on 9 March 2005 with incorporation number 954772 with its registered office at Unit 801, 8th Floor, Pacific House, 20 Queen’s Road Central, Hong Kong.

“Hong Kong Shares” means the shares in the Hong Kong Company owned by the Seller, being 100% of the entire issued share capital of the Hong Kong Company.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of a creditor or a lender under such an agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to pay the Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) design rights, whether registered or unregistered; (d) Patents, (e) Trademarks, (f) Copyrights, (g) Software, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (l) all rights under any license agreement and any license, registered user agreement, technology or material, transfer agreement, and other agreements or instruments with respect to items in (a) to (k) above; and (m) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Inventories” means all inventory, including, without limitation, merchandise, stock, raw materials, work-in-process, finished goods, replacement parts, packaging, office supplies, maintenance supplies, computer parts and supplies and Hardware related to the Business maintained, held or stored by or for the Company at any location whatsoever and any prepaid deposits for any of the same.

“Knowledge” means (a) in the case of an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter or which such individual would have been aware of had the individual made reasonable enquiry into the subject matter thereof, and (b) in the case of a Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, manager, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter.

“Law” means all laws, statutes, ordinances orders, rules and regulations of any Governmental Authority including all decisions of Courts having the effect of law in any applicable jurisdiction.

“Leased Property” means any real property leased by the Company as tenant, together with, to the extent leased by the Company all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leases” has the meaning set forth in Section 4.10(c).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to grant any of the foregoing), provided, however, that the term “Lien” shall not include: (a) liens for Taxes, assessments and charges of any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein granted to any third party.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Loss” and “Losses” has the meaning set forth in Section 11.2(a).

“Management Agreements” means the employment agreements to be entered into by the Company and each of the Seller and Simon Worsfold-Gregg, in the Agreed Form.

“Material Adverse Effect” means any circumstance, change in, or effect that, individually or in the aggregate: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Person, or (b) could materially adversely affect the ability of the Person to operate or conduct its business in the manner in which it is currently operated or conducted, or contemplated to be conducted or operated.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Party” or “Parties” is defined in the recitals to this Agreement.

“Patents” mean all national and multinational invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint venture, trust or any other entity.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing to a Person, whether or not in the ordinary course of its business, together with any unpaid financing charges accrued thereon.

“Restricted Period” has the meaning set forth in ARTICLE X(a).

“Registration Rights Agreement” means the agreement between THK and the Seller, in the Agreed Form.

“Relevant Property” means any premises now or previously owned, leased, occupied or controlled by the Company.

“Shares” means all of the issued share capital of the Company to be sold by the Seller to the Buyer pursuant to this Agreement, as described in Schedule 1.

“Shares Consideration” has the meaning set forth in Section 2.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 in USA, as amended from time to time.

“Seller’s Conditions Precedent” has the meaning set forth in Section 8.1.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Person and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting shares or other securities convertible into voting shares , or which may effectively be controlled, directly or indirectly, by such Person.

“Tangible Personal Property” is defined in Section 4.11(a).

“Tax”, “Taxes” or “Taxation” means any compulsory contribution to state or local revenue, levied by central, state, federal or local government and shall include (a) any withholding or payment on account of Tax; and (b) any interest, penalty, fine or surcharge payable in addition to any Tax, and without prejudice to the foregoing, includes stamp duty and any liability arising under section 601 ICTA (as defined in Schedule 4).

“Tax Covenant” means the tax covenant set out at Schedule 4, Part III.

“Territory” has the meaning set forth in ARTICLE X(a).

“THK Accountants” means THK’s independent certified public accountants.

“THK Common Stock” means the Common Stock, $.001 par value per share, of THK.

“THK Preferred Stock” has the meaning set forth in Section 5.2.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the UK Patent and Trademark Office and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Unapproved Liabilities” has the meaning set forth in Section 11.2(a).

“Unaudited Financials” has the meaning set forth in Section 4.8(a).

“Warrant Agreements” means the agreements relating to the grant of warrants to purchase shares of common stock of THK, to be entered into by THK and each of the Seller and Simon Worsfold-Gregg, in the Agreed Form.

“Web Sites” means all web sites, domain names, and associated internet properties, rights, titles and interests in any way directly or indirectly used in or associated with the Business.

“$” means US Dollars.

ARTICLE II

SALE AND PURCHASE

2.1           Sale and Purchase of Shares.

(a)           The Seller will sell with full title guarantee, and the Buyer will buy the Shares and the Hong Kong Shares from the Seller. The Shares and the Hong Kong Shares will be sold free of any Lien and with all rights attached or accruing to them, including all rights to any dividends or other distributions declared, made or paid after the Closing Date.

(b)           The Seller waives (and shall procure the waiver by his nominee(s) of) all rights of pre-emption which he (or such nominee(s)) may have (whether under the Company’s articles of association or otherwise) in respect of the transfer to Buyer of the Shares , the Hong Kong Shares, or any of them.

(c)           The Buyer shall not be obliged to complete the purchase of any of the Shares and the Hong Kong Shares unless the purchase of all the Shares and the Hong Kong Shares is completed simultaneously in accordance with this Agreement.

(d)           For so long after Closing as the Seller remains the registered holder of any of the Shares or the Hong Kong Shares, the Seller shall hold them and any distributions, property and rights deriving from them in trust for the Buyer and shall deal with the Shares and the Hong Kong Shares and any distributions, property and rights deriving from them as the Buyer directs. In particular, the Seller shall exercise all voting rights as the Buyer directs or shall execute an instrument of proxy or other document which enables the Buyer or its representative to attend and vote at any meeting of the Company or the Hong Kong Company.

2.2           Consideration

(a)           The Consideration for the Shares will consist of:

(i)            a cash payment in the amount of $1,000,000 (one million US Dollars) (the “Cash Consideration”), payable on Closing to a bank account hereby nominated by Seller with the following details:

Account Name: J.Banks/S.A. Kirkman

Bank: Barclays Bank

Sort Code: 20-42-76

Account No: 40585106

(ii)           shares of THK Common Stock (the “THK Shares”) having an aggregate value of $1,000,000 (one million US Dollars), based on a deemed value of $2 (two dollars) per share (the “Shares Consideration”). The Shares Consideration will be issued to the Seller on Closing, subject to the terms of ARTICLE III and the Registration Rights Agreement; and

(iii)          an earnout payment subject to the terms of ARTICLE VII.

(b)           The consideration for the Hong Kong Shares will consist of a cash payment of $1 (one US Dollar), receipt of which the Seller hereby acknowledges.

2.3           Clawback.

(a)           The THK Shares issued as part of the Shares Consideration shall be subject to forfeiture and return to Buyer in such number as is calculated in accordance with Section 2.3(b) and the Consideration shall be adjusted downwards accordingly in the event that the Company fails to earn an aggregate pre-tax income of at least $1,000,000 (the “Earnings Threshold”) in any Four Quarter Period, as determined by an audit or review of the Company conducted by the THK Accountants at the end of each Four Quarter Period (the “Audited Four Quarter Period Earnings”).

(b)           If the Company fails to earn at least the Earnings Threshold in any Four Quarter Period then the Seller will forfeit and return to Buyer in accordance with the Escrow Agreement such percentage of the THK Shares in number as is equal to the percentage shortfall between the highest Audited Four Quarter Period Earnings earned during the First Twelve Quarters and the Earnings Threshold, (the “Clawback Consideration”), regardless of what the market value of the THK Shares is at such point in time. As an example only if the Company’s highest Audited Four Quarter Period Earnings during the First Twelve Quarters is $700,000, then the shortfall between this amount and the Earnings Threshold is $30,000 making the percentage shortfall between these two figures 30%. The number of THK Shares to be forfeited and returned by the Seller to the Buyer will therefore be 30% of the total number of THK Shares allocated to Seller as part of the Shares Consideration.

(c)           The audits or reviews carried out to produce the Audited Four Quarter Period Earnings for each Four Quarter Period as referred to in Section 2.3 shall be conducted by THK Accountants and the results of such audits or reviews (together with full access to working papers of the audits or reviews) shall be provided to the Seller within five days of receipt of the same by the Buyer. THK shall instruct the THK Accountants to complete the audits or reviews as soon as reasonably practicable and in any event to endeavour if possible to complete the audits or reviews within 3 months of the end of each Four Quarter Period.

2.4           Escrow Agreement. At the Closing, the Shares Consideration shall be transferred by THK to Gerard M. Jacobs, as escrow agent (the “Escrow Agent”), for the purpose of securing the Seller’s obligations in Section 2.3 and the forfeiture and return of the Clawback Consideration to THK in accordance with Section 2.3. The Shares Consideration shall be held by the Escrow Agent pursuant to the terms of an escrow agreement to be entered into among the Parties in the Agreed Form (the “Escrow Agreement”). Any interest or dividends earned on the Shares Consideration shall be disbursed to the Seller in accordance with the terms of the Escrow Agreement. The Shares Consideration shall serve as the initial source until exhausted, but not the only source, for the satisfaction of the obligations of the Seller arising under Section 2.3.

ARTICLE III

RESTRICTIONS ON TRANSFER: REGISTRATION

3.1           Restrictions on Transfer. All certificates representing THK Common Stock issued pursuant to this Agreement shall bear a legend stating that the THK Common Stock has not been registered under the Securities Act, and may not be transferred or sold without such registration or an exemption therefrom.

3.2           Registration. At the Closing, THK and the Seller shall enter into the Registration Rights Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to each Buyer as follows:

4.1           Organization and Qualification.

(a)           The information contained in Schedule 1 is true, complete and accurate in all respects and not misleading.

(b)           The Company is a company, duly organised, validly existing and in good standing under the Laws of the jurisdiction of its formation. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified, authorised and/or licensed to conduct its business, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. The Company carries on the Business and no other activity.

4.2           Subsidiaries. The Company does not have any Subsidiaries and does not own, directly or indirectly, any equity or other ownership interests in any Person.

4.3           Organisation Documents.

(a)           The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company attached to the Disclosure Schedule are true, accurate and complete in all respects as at the date hereof and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

(b)           All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received. All returns, particulars, resolutions and other documents that the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

4.4           Authorization; Enforceability. The Company and the Seller each has the legal capacity and full right and authority to enter into this Agreement and the other Documents to which each is a party and has the authority to execute, deliver and perform its obligations under this Agreement and the other Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Documents to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Company and the Seller, and no other action on the part of the Company or the Seller is necessary to consummate the transactions contemplated by this Agreement and the other Documents. This Agreement and each of the other Documents to be executed and delivered by the Company and the Seller have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Company and the Seller respectively, are enforceable against the Company and the Seller in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditor rights generally.

4.5           No Violation or Conflict. None of (a) the execution and delivery by the Company and the Seller of this Agreement and the other Documents to be executed and delivered by the Company and the Seller, (b) the consummation by the Company and the Seller of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Company and the Seller at Closing, will (1) conflict with or violate any provision of the memorandum or articles of association or equivalent constitutional documents of the Company or Seller (2) conflict with or violate any Law, Order or Permit applicable to the Company or the Seller, or by which the Company’s assets are bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or the Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of the Company or the Seller pursuant to, any Contract, Permit or other instrument or obligation to which the Company or the Seller is a party or by which the Company, the Seller or their respective properties or assets are bound or affected.

4.6           Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the other Documents by the Company and the Seller  does not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.7           Capital Structure.

(a)           The Seller owns full legal and beneficial title to 100% of the issued share capital of the Company. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to, nor were they issued in violation of, any pre-emptive rights and are beneficially owned and registered as set out in Schedule 1. Other than the Shares, no shares in the share capital of the Company are issued, outstanding or reserved for issuance.

(b)           The Seller has full legal right, power and authority to sell, assign, transfer and convey the Shares. The Seller is the sole legal and beneficial owner of the Shares, free and clear of all Liens.

(c)           There are no outstanding options, warrants, rights (pre-emptive or otherwise), calls, commitments, conversion rights, rights of exchange or plans over the shares of the Company, or any other agreements of any character (contingent or otherwise) providing for the purchase, issuance, redemption, transfer or sale of any interest in the Company or its business, and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. There are no irrevocable proxies and no voting agreements with respect to the share capital of the Company, or other equity or voting interest in, the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the share capital, or other equity or voting interest in, the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company on any matter. There are no Contracts to which any of the Seller or the Company is a party or by which any such Person is bound to (i) repurchase, redeem or otherwise acquire any shares, or other equity or voting interest in, the Company or any other Person or (ii) vote or dispose of any shares, or other equity or voting interest in, the Company or any other Person.

4.8           Financial Statements.

(a)           The Disclosure Schedule sets forth the balance sheets of the Company as of 31 March 2003, 31 March, 2004 and 31 March, 2005, respectively, and the related consolidated income statement and statement of cash flows for the period from inception to 31 March, 2005 (the “Audited Financials”), and (2) the unaudited balance sheet as of the Accounts Date and the schedules thereto and the related unaudited consolidated income statement and statement of cash flows for the twelve month period then ended (the “Unaudited Financials”, and collectively with the Audited Financials, the “Company Financials”). The Company Financials (i) have been prepared on bases and principles which are consistent with those used in the preparation of the statutory accounts of the Company for the 2 complete financial years immediately preceding that which ended on the Accounts Date, except as to the Unaudited Financials, for the omission of notes thereto and normal year-end audit adjustments, which will not be material individually or in the aggregate; (ii) are complete and correct in all material respects and have been prepared in accordance with historical cost convention, all applicable Law and GAAP consistently applied for the periods presented. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.

(b)           The accounting and financial records of the Company are up to date, contain complete and accurate details of material transactions of the Company and comply with the provisions of sections 221 and 222 of the Companies Act 1985.

4.9           Conduct in the Ordinary Course; Absence of Changes. Since the Accounts Date, the Company has conducted the Business in the ordinary course, consistent with past practice, and there has been no change in the Business which has had, or could reasonably be anticipated to result in a Material Adverse Effect on the Company. Without prejudice to the generality of the foregoing, since the Accounts Date:

(a)           the Company has not issued or agreed to issue any share or loan capital;

(b)           no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(c)           the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £5,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £5,000;

(d)           no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

(e)           no payment has been made by the Company, or benefit conferred (directly or indirectly) by the Company to, the Seller, any past or present director of the Company or any person who is or was at the relevant time connected (as defined in section 839 Income and Corporation Taxes Act) with the Seller or any such director.

(f)            there has been no abnormal increase or reduction of stock-in-trade;

(g)           none of the stock-in-trade reflected in the Company Financials has realised an amount less than the value placed in it in the Company Financials;

(h)           the Company has not offered price reductions, discounts or allowances on sales of stock-in-trade, or sold stock-in-trade at less than cost price;

(i)            there has not been any increases or decreases in salary, benefits, capital expenditures, asset sales, dividends, distributions, or affiliate transactions involving the Company and/or the Seller; and

(j)            there has not been any unusual cash withdrawals, unusual payments, unusual contracts or contract provisions, or other unusual transactions or business practices involving the Company and/or the Sellers.

4.10         Property.

(a)           The Disclosure Schedule lists (1) the street address of each parcel of Leased Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Property, and (3) the term and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Property.

(b)           The Company does not own nor is the Company in occupation of or entitled to any estate or interest in any freehold or leasehold property other than the Leased Property. Except in relation to the Leased Property, the Company does not have any Liability in relation to any freehold or leasehold property and in particular the Company has never assumed any liability under a lease (whether as landlord, tenant, guarantor or otherwise). The Seller has made available to the Buyer, true and correct copies of each deed for each parcel of Leased Property to the extent relevant, and all deeds, title reports, insurance policies, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other material documents relating to or otherwise affecting the Leased Property, or the operation of the Business thereon or any other uses thereof.

(c)           The Seller has made available to the Buyer, true and correct copies of all leases and subleases relating to the Leased Property and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”). With respect to each Lease:

(1)           each Lease is the legal, valid and binding, obligation of the parties thereto, enforceable against each party, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally;

(2)           none of (a) the execution and delivery by the Company and the Seller of this Agreement and the other Documents, (b) the consummation by the Company and the Seller of the transactions contemplated by this Agreement and the other Documents, (c) the performance by the Company and the Seller of this Agreement and the other Documents will (1) conflict with or violate the terms of any Lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease or provisions therein;

(3)           neither the Company nor to the Knowledge of the Seller, any other party to any Lease, is in breach or default in any material respect, and, to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the Lease or any provision therein; and

(4)           the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings regarding the amount of rent.

4.11         Personal Property.

(a)           The Disclosure Schedule lists each item or distinct group of Hardware, machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned or leased by the Company (the “Tangible Personal Property”).

(b)           The Seller has delivered or made available to the Buyer correct and complete copies of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto. With respect to each lease for Tangible Personal Property:

(1)           each lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.11(b), is the legal, valid and binding obligation of the parties thereto, enforceable against each of the parties in accordance with the terms thereof except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor rights generally;

(2)           neither the Company, nor to the Knowledge of the Seller, any other party to any lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, any lease; and

(3)           none of (a) the execution and delivery by the Company and the Seller of this Agreement and the other Documents, (b) the consummation by the Company and the Seller of the transactions contemplated by this Agreement and the other Documents, (c) the performance by the Company and Seller of this Agreement and the other Documents required by this Agreement will (1) conflict with or violate the terms of any lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any lease.

(c)           All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

4.12         Insurance. True and complete copies of all insurance policies covering the assets, business, equipment, properties and operations of the Company have been made available to the Buyer, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in the Disclosure Schedule. All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring on or prior to the Closing Date. There are no claims that are pending under any of the Company’s insurance policies.

4.13         Permits. The Disclosure Schedule lists all Permits used in or otherwise required to conduct the Business. Each of the Permits is valid and in full force and effect and will continue to be valid and in full force effect immediately after Closing.

4.14         Taxes. The tax representations and warranties set out at Part II of Schedule 4 are incorporated by reference.

4.15         Employees

(a)           The Disclosure Schedule lists all of the officers, employees or workers of the Company (“Employees”) and (a) their titles or responsibilities; (b) place of employment (c) their dates of commencement of continuous employment; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months (“Compensation”); (d) their Compensation paid in each of the last 2 years; (e) any specific bonus, commission or incentive plans or agreements for or with them; and (f) any outstanding loans or advances made to them; (f) the length of notice necessary to terminate employment; (ix) identifies any employees that are part-time, on secondment, maternity leave, absent due to long term ill health or for any other reason. In relation to all such employees, true, up to date and accurate copies of all contracts of employment (“Employment Agreements”) and staff handbooks and all terms and conditions of employment have been delivered to the Buyer and the Company is not in the process of and has no plans to make any changes to such contracts or terms.

(b)           There is no notice outstanding that terminates the contract of employment of any employee of the Company (whether given by the employer or employee). No offer of a contract of employment has been made by the Company to any individual which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.

(c)           All Employment Agreements are terminable on 3 months’ notice or less without compensation being payable to the Employee (except compensation payable under applicable statute).

(d)           There are no terms of employment for any Employee which provide that a change in control of the Company (however change in control may be defined in the said document, if at all) shall entitle the said Employee to treat the change in control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or dismissed or released from any obligation.

(e)           The Company has fully paid and met its obligations to its Employees and former employees, including under their contracts of employment, any termination payments or any obligations at law, and no such obligations are outstanding. The Company has paid in full to all its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of its employees provided however that Employees have until the end of a calendar year to use accrued vacation. There is no undischarged liability to pay to any governmental or regulatory authority, any contribution, Tax, or other payments arising in connection with the employment of any individual by the Company. There is no dispute outstanding between the Company and any of its current or former employees relating to their employment or any benefit entitlements. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or threatened by any current or former individual against the Company.

(f)            In relation to all present and former employees of the Company, the Company has in the past and continues to comply with all statutes, regulations, orders and other applicable law in connection with the employment and relations with its employees, workers and trade unions, including in relation to employment practices, health & safety, terms and conditions, record maintenance and wages and hours (including, the Data Protection Act 1998 and the Working Time Regulations 1998).

(g)           The Company has not recognised a trade union, there is no other group or organisation representing the employees, and there are no collective bargaining or other union arrangements in place. The Company has not experienced any material labour difficulty, strikes, lock out, work stoppage or any other industrial or trade dispute during the last 3 years.

(h)           The Disclosure Schedule includes a list of all independent contractors engaged by the Company and (a) their state or country of residence; (b) their payment arrangements; and (c) brief description of their jobs or projects currently in progress.

4.16         Employee Benefit Plan

(a)           Except as set forth in the Disclosure Schedule, the Company does not operate and there are no Contracts relating to any bonus, deferred compensation, commission, profit sharing, share option, employee share purchase or other employee benefit plan.

(b)           The Company does not operate, contribute, participates or has any liability with respect to any scheme or arrangement for the provision of pension, retirement, death, accident or health insurance benefits or any similar arrangements, for any of its employees or former employees or their dependents, other than giving its Employees access to a stakeholder defined contributions pension scheme operated by a third party, true, accurate and compete details of which are set out in the Disclosure Schedule.

(c)           In respect of any plans, schemes or arrangements set forth in the Disclosure Schedule pursuant to Section 4.16(a) and Section 4.16(b) (together referred to as “Employee Benefit Plans”), the Company has fully complied with all of the terms of such plan, scheme or arrangement, with all applicable law and all of its contributions are up to date and fully funded, with no past liabilities, fines or penalties outstanding. In respect of each Employee Benefit Plan, true, up to date and complete copies of all material documents in connection with such Employee Benefit Plans have been given to the Buyer. The Company has no plan or commitment, whether legally binding or not, to establish any new employee plan, or to modify or to terminate any current Employee Benefit Plan.

(d)           The execution of this Agreement and the Documents and the consummation of the transactions contemplated thereby, do not constitute a triggering event under any Employee Benefit Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment”, acceleration, vesting or increase in benefits to any employee or former employee of the Company. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

4.17         Environmental and Health/Safety Matters.

(a)           The Company has at all times been in material compliance with Environmental Laws applicable to assets used in the Business (“Business Assets”), and the Company is not in breach of any Environmental Laws or liable for any penalties, fines or forfeitures for failure to comply with Environmental Laws.

(b)           The Company has obtained, or caused to be obtained (except where such failure to obtain has not resulted in a Material Adverse Effect), and, to the Knowledge of the Company or the Seller, is in material compliance with, all applicable and material Permits required by Environmental Laws and necessary for the operation of the Business. Copies of such Permits have been provided to the Buyer. There are no administrative or judicial investigations, notices, claims or other proceedings pending or, to the Knowledge of the Seller, threatened by any Governmental Authority or third parties against the Company or any of the Business Assets which question the validity or entitlement of the Company to any Permit.

(c)           The Company has neither received nor does the Seller have Knowledge of any non compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving the Company issued by any Governmental Authority or third party with respect to any Environmental Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and to the Knowledge of any of the Seller, no facts or circumstances exist which are likely to give rise to any litigation or arbitration proceedings by or against the Company in connection with Environmental Laws.

(d)           Full details have been disclosed of the assessment carried out by the  Company pursuant to the Control of Substances Hazardous to Health Regulations 1988.

(e)           The Company has not used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted any Hazardous Substance at, on, from or under any Relevant Property or at, on, from or under any other premises. No other person has used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted any Hazardous Substance at, on, from or under any Relevant Property. No Relevant Property is included on or referred to in any register of contaminated land or any similar record or register.

(f)            There is no contamination of groundwater underneath any Relevant Property and there have been no discharges or spillages of any substance likely to lead to such contamination. No Relevant Property has ever been a waste disposal site and none of the Seller, the Company or any third party has ever stored waste on or transported waste onto any Relevant Property.

(g)           There are no storage tanks, above or below ground, on any Relevant Property and to the Seller’s Knowledge there have been no such tanks on any Relevant Property in the past.

(h)           The Disclosure Schedule contains a true and complete schedule of all material environmental audits, assessments, investigations or occupational health studies undertaken by, or on behalf of, the Company, relating to or affecting the Company or any of the Relevant Properties.

(i)            The Disclosure Schedule contains a list of the Business Assets which have been confirmed to contain PCBs or “asbestos” or “asbestos containing material” (as such terms are identified under the Environmental Laws). The Company has operated and continues to operate in material compliance with all Environmental Laws governing the handling, use and exposure to and disposal of PCBs or asbestos or asbestos containing materials, except where such noncompliance would not have a Material Adverse Effect on the Company. There are no claims, actions, suits, governmental investigations or proceedings brought by any Governmental Authority or third party pending, or, to the Knowledge of the Seller threatened against or directly affecting Company, the Business Assets or the Business relating to the use, handling or exposure to and disposal of PCBs or asbestos or asbestos containing materials in connection with their assets and operations.

(j)            The Disclosure Schedule contains a true and complete schedule of the operations and activities, and locations thereof, which have been conducted and are being conducted by the Company on any of the Relevant Properties which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, recycling, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

(k)           The Company complies and has at all times complied with Health & Safety Law including all conditions, limitations, obligations, prohibitions and requirements contained in Health & Safety Law and to the Knowledge of the Seller there are no facts or circumstances which may lead to any breach of any Health & Safety Law. There have been no claims, investigations or proceedings against or to the Knowledge of the Seller, threatened against the Company or any of its directors, officers or employees in relation to the business in respect of accidents, injuries, illness, disease or other harm to the health and safety of employees, contractors or any other persons caused by breaches of Health & Safety Law or otherwise.

4.18         Certain Interests

(a)           No officer, director, senior employee (being any employee whose Compensation is above £20,000) or the Seller, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such individual:

(1)           has any direct or indirect financial interest in any competitor, supplier or customer of the Company, provided, however, that the ownership of shares representing no more than 1% of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning the shares has no other connection or relationship with the competitor, supplier or customer; or

(2)           owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of the Business or otherwise; or

(3)           has outstanding any Indebtedness to the Company.

(b)           The Company has no Indebtedness, Liabilities, or any other obligation of any nature whatsoever to any officer, director, employee or the Seller, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such Person.

4.19         Litigation. Except as set forth on the Disclosure Schedule, there are no Actions pending or threatened, against, relating to or affecting the Company before any Court, Governmental Agency or any arbitrator or mediator. Neither the Company nor the Seller are subject to any Order, including but not limited to any Order which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership of any assets by the Company or the Company carrying on the operations. There is no civil, criminal, tribunal, arbitration, administrative or other proceedings that are pending or threatened by or against or concerning the Company and there are no facts or circumstances likely to result in any such proceedings.

4.20         Intellectual Property and Web Sites.

(a)           The Disclosure Schedule contains an accurate and complete list of all Intellectual Property and all of the Web Sites owned by, used by, being developed by, or otherwise associated with the present or anticipated future operations of the Business (“Company Intellectual Property”), including information regarding registration or application status, as the case may be. To the Knowledge of the Seller, the Company Intellectual Property listed in the Disclosure Schedule constitutes all the Intellectual Property used to operate the Business as of the Closing and thereafter, in the manner in which it is presently operated.

(b)           The Company has the exclusive rights, titles and interests in and to any and all Intellectual Property and all of the Web Sites used by, being developed by, or otherwise associated with the present or anticipated future operations of the Business, free and clear of any Liens, other than standard shrink-wrapped software, content, or other similar services/property purchased on a non-exclusive basis through contracts with vendors all of which contracts are listed on a schedule in the Disclosure Schedule and are in full force and effect, being complied with in full, and none of which contracts are currently subject to any contractual disputes nor have been threatened with cancellation or non-renewal by such vendors.

(c)           The Company has not received any written notice or claim from any third party challenging the right of the Company to use any of the Company Intellectual Property, or that the Company’s use of any Company Intellectual Property violates, infringes, misuses or misappropriates any third party rights, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Company Intellectual Property. To the Knowledge of the Seller, no valid basis exists for any such claim. The Company has not made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company) of its rights to, or in connection with any Intellectual Property. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of Business.

(d)           The Company has not disclosed any of its trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes other than in the ordinary course of business with reasonable precautions being taken (such as confidentiality agreements). The Company has not breached any agreements of non-disclosure or confidentiality.

(e)           Each of the material computer software programs used or held for use in the Business (i) are, to the Knowledge the Seller, free from any material software defect or material programming error for so long as such software is being used in the same manner for its current operations (ii) runs in a commercially reasonable manner, (iii) conforms in all material respects to the specifications thereof.

(f)            The Company’s Information Systems are adequate and usable for the use and purposes for which they are currently used, are in good operating condition, and have been maintained in accordance with good business practice.

4.21         Inventories. The Inventory of the Company as reflected in the Company Financials are in proper working order and of merchantable quality, which can be sold in the ordinary course of the Business in a fashion consistent with the historical sales results, efficiencies, terms, conditions, pricing, and inventory turnover patterns of the Business.

4.22         Receivables. The Receivables of the Company as reflected in the Company Financials, consist solely of bona fide accounts receivable generated by the Business in the ordinary course, which can be collected in the ordinary course of the Business in a fashion consistent with the historical collection results, efficiencies, policies, procedures and patterns of the Business. The Unaudited Financials make proper and adequate provision for all bad and doubtful debts.

4.23         Residency; Investment Sophistication; Backgrounds.

(a)           The Seller is not contracting hereunder for any other beneficial purchaser. The Seller is not a U.S. Person (as defined under Regulation S of the Securities Act of 1933, as amended) or a person within the United States and it is not acquiring the Shares Consideration  for the account of a U.S. Person or a person within the United States.

(b)           The Shares Consideration have not been offered to the Seller in the United States, and the Seller was not in the United States when the order for the Shares Consideration was placed.

(c)           The Seller is aware that the Shares Consideration have not been, nor will they be registered under the Securities Act, or the securities laws of any state, except as explicitly provided for herein and in the Registration Rights Agreement, and that the Shares Consideration may not be offered or sold, directly or indirectly, in the United States without registration under the Securities Act or compliance with requirements of an exemption from registration.

(d)           The Seller is not acting in this transaction as a “distributor” (as defined under Regulation S promulgated under the Securities Act), and the Seller is acquiring the Shares Consideration solely for his own personal account, for investment purpose only, and is not purchasing with a view to, or for, the distribution, subdivision or fractionalization thereof.

(e)           The Seller understands that if he decides to offer, sell or otherwise transfer any of the Shares Consideration, they may be offered, sold or otherwise transferred only (i) to THK, (ii) outside the United States in compliance with Rule 904 of Regulation S, (iii) in compliance with the exemption from registration under the Securities Act provided by Rule 144 or Rule 144A thereunder, if available, and in compliance with any applicable state securities laws, or (iv) with the prior written consent of THK pursuant to another exemption from registration under the Securities Act and in compliance with any applicable state securities laws, and covenants that it (and any beneficial purchaser for whom it is acting) will not offer or sell the Shares Consideration in the United States or to a U.S. Person except as set out above.

(f)            Neither the Seller, nor any person acting on his behalf, has made any “directed selling efforts” in the United States, as defined in Regulation S to be: any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being purchased hereby.

(g)           The Seller has received, read and understand the public filings of THK with the SEC, including but not limited to THK’s amended Annual Reports on amended Forms 10-KSB for the years ended December 31, 2003, December 31, 2004 and December 31, 2005, including the amended and restated financial statements and “Risk Factors” contained therein, and THK’s amended Quarterly Reports on amended Forms 10-QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, including the amended and restated financial statements contained therein.

4.24         Brokers. Except as set forth on the Disclosure Schedule, neither the Company nor the Seller have employed any financial advisor, broker, finder, consultant or advisor, and neither the Company nor the Seller has incurred nor will incur any broker’s, finder’s, investment banking, consultant, advisory or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.25         Cash on Hand/Banks and Brokerage Accounts. The Disclosure Schedule sets forth (1) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship; (2) a true and complete list and description of each account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the current balances in the accounts or safety deposit boxes, and (3) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

4.26         Indebtedness and Liabilities.

(a)           On the Closing Date, the Company will be free and clear of all Indebtedness and Liabilities, including but not limited to liens, obligations, claims and encumbrances, actual or contingent, known or unforeseen, including but not limited to bank loans, shareholder loans, payroll claims, bonus and commission claims, unpaid payroll taxes, other unpaid taxes, pension obligations, employment discrimination claims, sexual harassment claims, breach of contract claims, credit card chargebacks, lawsuits, share options, stock warrants, phantom stock plans, stock appreciation rights or plans, deferred compensation agreements, purchase agreements that cannot be cancelled by the Company at any time, consulting agreements, employment agreements (other than the Employment Agreements), severance agreements or and any other liabilities of any nature whatsoever (collectively, “Claims of Any Nature”) excepting only those liabilities shown on the Unaudited Financials, subject only to minor adjustments in liability line items incurred in the ordinary course of the Company’s business from the Accounts Date until the Closing Date (the “Approved Liabilities”).

(b)           No guarantee, mortgage, charge, pledge, option, lien, encumbrance, or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

(c)           At Closing, the aggregate cash in the Company’s bank accounts is equal to or exceeds $125,000. At Closing, those Receivables with an age of less than sixty (60) days (as reflected in the Audited Closing Date Balance Sheet) exceed the aggregate Liabilities (as reflected on the Audited Closing Date Balance Sheet) by at least $1.00; provided that on the Closing Date, the Company shall not have any Liability for amounts owing to any advisor or agent retained by the Company or the Seller in connection with the transactions contemplated by this Agreement and the other Documents.

4.27         Contracts. The Disclosure Schedule sets forth a schedule listing all material agreements (whether in writing or oral) to which the Company is a party including:

(a)           any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, including any consultancy services;

(b)           any agreement that cannot be terminated by the Company without any breach or any financial or other detriment on more than 30 days notice;

(c)           any agreement concerning a collaboration, partnership, joint venture or limited liability company venture;

(d)           any agreement under which the Company has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money or pursuant to which a Lien has been placed on any of its assets, tangible or intangible;

(e)           any agreement concerning confidentiality or non-competition or any agreement which restricts the Company from engaging in any business anywhere in the world;

(f)            any agreement between the Company and any Seller (or Affiliate or spouse or relative of the Seller, as the case may be);

(g)           any agreement under which the Company has advanced or loaned monies to any officer, director, employee or worker of the Company;

(h)           any agreement that is not in the ordinary course of business;

(i)            any settlement or similar agreement, the performance of which will require the Company to pay, or entitles the Company to receive, after the Closing Date consideration in excess of £5,000;

(j)            any agreement relating to any acquisition, divestiture, merger or similar transaction which contains representations, warranties, covenants, indemnities or other Liabilities which may still be in effect;

(k)           any powers of attorney;

(l)            any contract relating to pending capital expenditures of the Company in excess of £5,000;

(m)          any agreement under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding £5,000;

(n)           any other agreement (or group of related agreements) the performance of which involves consideration in excess of £10,000;

(o)           any agreement which as a result of a change of control of the Company, may terminate, be varied, or trigger any payment or other right or obligation;

(p)           any agreement which by its operation or termination would have a Material Adverse Effect on the Company.

A correct, up to date and complete copy of each written agreement listed in the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement, if any, referred to in such schedule have been made available or delivered to the Buyer. Each agreement is the legal, valid, binding obligation of the parties thereto, enforceable against each party except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally. No party to any agreement is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.

4.28         Compliance with Laws. The Company is and has been in full compliance with all applicable laws, regulations, orders, judgments and decrees. Neither the Seller nor the Company has received any notice or information that violation of the foregoing is being or may be alleged and the Seller does not have any Knowledge that any of the operations of the Company is or may not be in full compliance.

4.29         Insolvency. No process has been instituted which could lead to the Company being dissolved and its assets being distributed among the Company’s creditors, shareholders or other contributors, and no distress, execution or other process which remains undischarged has been levied on the Business Assets of the Company, the Company has not stopped the payment of its debts or received a written demand pursuant to section 123(1) (a) Insolvency Act 1986 and it is not unable to pay its debts within the meaning of section 123 Insolvency Act 1986 nor could it be deemed to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986, and no step has been taken to initiate any process by or under which (i) the ability of the creditors of the Company, to take any action to enforce their debts is suspended, restricted or prevented; or (ii) some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or (iii) a person is appointed to manage the affairs, business and assets of the Company its creditors; or (iv) the holder of a charge over the Company’s assets is appointed to control the business and assets of the Company. The Seller has no Knowledge of any facts or circumstances which could give rise to any of the events or circumstances referred to in this Section 4.29.

4.30         Material Information. All material information concerning the Company has been provided to the Buyer.

4.31         Hong Kong Company.

(a)           The Seller owns full legal and beneficial title to 100% of the issued share capital of the Hong Kong Company. The Hong Kong Shares have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to, nor were they issued in violation of, any pre-emptive rights and are beneficially owned and registered by Seller. Other than the Hong Kong Shares, no shares in the share capital of the Hong Kong Company are issued, outstanding or reserved for issuance.

(b)           The Seller has full legal right, power and authority to sell, assign, transfer and convey the Hong Kong Shares. The Seller is the sole legal and beneficial owner of the Hong Kong Shares, free and clear of all Liens.

(c)           There are no outstanding options, warrants, rights (pre-emptive or otherwise), calls, commitments, conversion rights, rights of exchange or plans over the Hong Kong Shares of the Hong Kong Company, or any other agreements of any character (contingent or otherwise) providing for the purchase, issuance, redemption, transfer or sale of any interest in the Hong Kong Company or its business, and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. There are no irrevocable proxies and no voting agreements with respect to the share capital of the Hong Kong Company, or other equity or voting interest in, the Hong Kong Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the share capital, or other equity or voting interest in, the Hong Kong Company. The Hong Kong Company does not have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Hong Kong Company on any matter. There are no Contracts to which any of the Seller or the Hong Kong Company is a party or by which any such Person is bound to (i) repurchase, redeem or otherwise acquire any Hong Kong Shares, or other equity or voting interest in, the Hong Kong Company or any other Person or (ii) vote or dispose of any Hong Kong Shares, or other equity or voting interest in, the Hong Kong Company or any other Person.

(d)           The Hong Kong Company does not have any Subsidiaries and does not own, directly or indirectly, any equity or other ownership interests in any Person.

(e)           The Hong Kong Company has not carried out any trading and on the Closing Date will be free and clear of all Liabilities and Indebtedness.

(f)            All of the domain names, websites, Intellectual Property, real estate, equipment, computers, machines, vehicles, assets, permissions, consents owned or used by the Seller, any Person connected to the Seller or the Hong Kong Company in carrying on the Business in Hong Kong, Asia or other parts of the world are listed in the Disclosure Schedule. The legal and beneficial title to all such items listed is owned either by the Company or the Hong Kong Company as set forth in the Disclosure Schedule and free from any Liens. The Hong Kong Company does not own or use any other such items. Neither the Seller nor any Person connected with the Seller owns or uses any other assets used in or necessary for the purpose of carrying on the Business in Asia.

(g)           Seller does not carry on any Business activity in Hong Kong, Asia or any other part of the world except through the Company or the Hong Kong Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrant to the Seller as follows:

5.1           Organization and Qualification. Buyer is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of incorporation or organization with full power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer is duly qualified or licensed as a foreign corporation or foreign limited liability company, as applicable, in each of the jurisdictions listed on Schedule 3 which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on Buyer. Buyer has made available to the Seller true, complete and correct copies of its charter or constitutional documents, as amended to date.

5.2           Capital Structure. The authorized capital stock of THK consists of (a) 100,000,000 shares of THK Common Stock and (b) 5,000,000 shares of “blank check” Preferred Stock, 500,000 shares of which have been designated “Series One Preferred Stock”

 and 26,500 of which have been designated “Series A Convertible Preferred Stock” (“THK Preferred Stock”). As of the date of this Agreement: (1) 44,561,836 shares of THK Common Stock were issued and outstanding, (2) 26,500 Series A Preferred Convertible Preferred Stock were issues and outstanding, (3) 2,500,000 shares of THK Common Stock were held in the treasury of THK, and (4) 11,769,949 shares of THK Common Stock were duly reserved for future issuance pursuant to warrants or options issued or granted by THK and 19,875,000 were duly reserved for future issuance pursuant to the terms of the Series A Convertible Preferred Shares and the warrants issued in connection with the Series A Convertible Preferred Shares. All outstanding shares of THK Common Stock are, and all shares of THK Common Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other indebtedness of THK having the right to vote (or convert into securities having the right to vote) on any matters on which stockholders of THK may vote. Except as described on Schedule 3 hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which THK is a party or bound obligating THK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of THK or obligating THK to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Schedule 3 THK is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to, or in, any Person. All of the issued and outstanding shares of THK Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws.

5.3           Authorization; Enforceability. Buyer has the corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Documents to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of Buyer, and no other action by either entity or its equity holders is necessary to consummate the transactions contemplated by this Agreement and the other Documents. This Agreement and each of the other Documents to be executed and delivered by Buyer have been duly executed and delivered by, and constitute the legal, valid and binding obligations of Buyer enforceable against it, in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.4           No Violation or Conflict. None of (a) the execution and delivery by Buyer of this Agreement and the other Documents to be executed and delivered by Buyer, (b) consummation by Buyer of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by Buyer at the Closing, will (1) conflict with or violate the charter or constitutional documents of Buyer, (2) conflict with or violate any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, Law, Order or Permit applicable to Buyer or by which its properties are bound or affected, or (3) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Buyer or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Buyer pursuant to, any Contract, Permit or other instrument or obligation to which Buyer is a party or by which Buyer or its properties are bound or affected except, in the case of clause (2) or (3) above, for any control, breach, violation, default or other occurrence that would not individually or the aggregate, have a Material Adverse Effect on Buyer.

5.5           Governmental Consents and Approvals. Except as set forth on Schedule 3, the execution, delivery and performance of this Agreement and the other Documents by Buyer do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.6           Litigation. Except as set forth on Schedule 3, there is no suit, action, arbitration, claim, governmental or other proceeding before or by any Governmental Authority pending or, to the knowledge of THK, threatened, against THK which is outside the ordinary course of business or individually or in the aggregate material to THK.

5.7           Brokers. Buyer has not employed any financial advisor, broker or finder, and Buyer has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

5.8           Material Information. All material information concerning THK has been made available to the Seller.

ARTICLE VI

CLOSING

6.1           Closing Date. The closing of the sale and purchase of the Shares (the “Closing”) shall be held at the offices of Reed Smith Rambaud Charot LLP, Minerva House, 5 Montague Close, London SE1 9BB, at 10:00 a.m. on the date of this Agreement or such other date as the Parties may agree, provided that the conditions to Closing set forth in ARTICLE VIII shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

6.2           Closing Obligations.

(a)           At Closing, Buyer and Seller shall each carry out their respective obligations as set out in Sections 6.3 and 6.4. If the obligations of either the Buyer or any of the Seller are not complied with in any material respect on the date for Closing, the other Party not in default shall not be obliged to complete this Agreement and may (without prejudice to its rights under this Agreement) at its sole discretion:

(i)            waive the obligation in writing, to the extent that it has not been fulfilled or accomplished and require the other Party to proceed with Closing; or

(ii)           require the other Party to fulfill or satisfy the obligation after Closing by a date agreed with the innocent party and proceed with Closing, in which case the other Party undertakes to satisfy the obligation by such agreed date.

6.3           Seller’ Closing Obligations.

(a)           At Closing, the Seller shall deliver to the Buyer each of the following agreements, duly executed:

(i)            the Warrant Agreements, duly executed by the relevant individuals;

(ii)           the Registration Rights Agreement;

(iii)          the Escrow Agreement;

(iv)          the Management Agreements, duly executed by the Company and the relevant individual;

(b)           At Closing, the Seller shall procure delivery to the Buyer of:

(i)            executed stock transfer forms of the Shares in favour of Buyer together with the share certificates for the Shares (or in the case of any lost certificate an indemnity in relation to it);

(ii)           a power of attorney by the registered holder of the Shares that is in Agreed Form and which enables the Buyer to attend and vote at general meetings of the Company;

(iii)          the resignations as deeds in the Agreed Form of Mrs Sheree Kirkman as secretary of the Company;

(iv)          a copy of the bank mandates of the Company and copies of bank statements in respect of each account of the Company as at the close of business on the last Business Day prior to Closing, together in each case with a reconciliation statement prepared by the Company to show the position at Closing (listing unpresented cheques drawn or received by the Company and standing orders payable since the date of such bank statements);

(c)           At Closing, the Seller shall procure the holding by the Company of a board meeting covering the following matters and provide the Buyer with minutes (certified by a duly appointed director as being true and correct) showing that:

(i)            the transfers of the Shares is approved (subject to stamping if not previously effected) for registration in the books of the Company;

(ii)           the resignation of secretary of the Company is approved;

(iii)          such persons as are nominated by Buyer as directors and secretary of the Company be appointed with effect from the end of the relevant board meeting;

(iv)          any amendments to the authorities to the bankers of the Company relating to bank accounts as may be nominated by the Buyer is approved;

(v)           approval by the Company of any Documents to which it is a party.

(d)           At Closing, the Seller shall procure that the shareholders of the Company adopt new articles of association as provided by the Buyer and provide the Buyer with a copy of the resolution (certified by a duly appointed director as being true and correct).

(e)           The Seller hereby conveys, gives, grants, assigns and transfers to the Company by deed and at no cost, effective as at Closing, (i) any and all rights, titles and interests of any nature whatsoever that the Seller may have in, or to, the ownership or use of any and all Intellectual Property used in or associated with the Business and not otherwise transferred to the Company or the Hong Kong Company prior to the Closing; and (ii) any and all rights, titles and interests of any nature whatsoever, legal or beneficial, active or passive, that the Seller may have in, or to any other Person, business or “website” used in the Business or competing with the Business in any part of the world.

6.4           Buyers’ Closing Obligations.

(a)           At Closing, Buyer shall or shall cause the Cash Consideration to be telegraphically transferred to the Seller in accordance with Section 2.2(a) and shall deliver a copy of a letter from the AMEX confirming the approval for listing of the Shares Consideration on AMEX.

(b)           At Closing, the Buyer shall deliver to the Seller duly executed copies of:

(i)            the Registration Rights Agreement;

(ii)           the Warrant Agreements;

(iii)          the Escrow Agreement

(iv)          extracts from the minutes of a meeting of the board of directors of THK authorizing the Documents and the transactions set out therein.

ARTICLE VII

EARNOUT

7.1           Earnout. Following the Closing Date, the Consideration may be increased by a further payment (the “Earnout Payment”) contingent on performance of the Company in the First Twelve Quarters Pre-Tax Earnings as set out in this Section. Such Earnout Payment, if any, shall be made by THK to the Seller payable in cash in an amount based upon the earnings target reached as set forth below:

(a)           If the First Twelve Quarters Pre-Tax Earnings are less than $2,000,000, then no Earnout Payment shall be payable to the Seller;

(b)           If the First Twelve Quarters Pre-Tax Earnings are equal to or between $2,000,000 and $2,999,999, then the Earnout Payment shall be equal to Five Hundred Thousand Dollars ($500,000) and be payable to the Seller;

(c)           If the First Twelve Quarters Pre-Tax Earnings are equal to or between $3,000,000 and $3,999,999, then the Earnout Payment shall be equal to One Million Dollars ($1,000,000) and be payable to the Seller;

(d)           If the First Twelve Quarters Pre-Tax Earnings are equal to or between $4,000,000 and $4,999,999, then the Earnout Payment shall be equal to One Million Five Hundred Thousand Dollars ($1,500,000) and be payable to the Seller;

(e)           If the First Twelve Quarters Pre-Tax Earnings are equal to $5,000,000, then the Earnout Payment shall be equal to Two Million Dollars ($2,000,000) and be payable to the Seller;

(f)            If the First Twelve Quarters Pre-Tax Earnings are higher than $5,000,000 , then the Earnout Payment shall be equal to Two Million Dollars ($2,000,000) plus an additional One Thousand Dollars ($1,000) for every $500,000 above $5,000,000.

The Earnout Payment, if required to be delivered by THK to the Seller as described above, shall be delivered by THK to the Seller within 60 days following the receipt by THK from the THK Accountants of the calculations of the First Twelve Quarters Pre-Tax Earnings. THK shall instruct the THK Accountants to complete the calculations as soon as reasonably practicable and in any event to endeavour if possible to complete the calculations within 3 months following the end of the First Twelve Quarters.

7.2           Earn Out Start Date. The First Twelve Quarters shall be calculated from the Earn Out Start Date. The Earn Out Start Date shall either be 1 April 2006 or 1 July 2006, as the Seller shall in its discretion decide. The Seller shall inform the Buyer in writing of its election by 30 April 2006. If Seller fails to notify the Buyer by this time, the Buyer shall decide which of the two dates is the Earn Out Start Date by giving written notice to Seller no later than May 31, 2006.

7.3           Travel Costs. In the event that:

(a)           THK or any of its Affiliates requests Jim Banks or any other senior employee of the Company to travel overseas; and

(b)           the purpose of that travel does not in any way relate to promoting or furthering the interests of the Company or its Affiliates, then the parties agree that the cost of such travel shall be for THK’s account or for the account of its nominee and shall not be borne by the Company, unless the parties otherwise agree.

7.4           MSI and Mike Grehan. In the event that during the First Twelve Quarters:

(a)           Mike Grehan leaves his current employment and no longer provides services to THK and any Affiliates and is thereby no longer available to provide assistance and support to the Company; and/or

(b)           THK implements what is, in Seller’s reasonable opinion, a permanent, significant and material downsizing or other such restructuring of Market Smart Interactive

(MSI), and such downsizing or restructuring materially affects MSI’s ability to give assistance and support to the Company, then upon request by the Seller, Gerard M. Jacobs on behalf of THK and the Seller will consider and endeavour to agree what (if any) adjustments should be made to (i) the 2006 Earnings Threshold; and (ii) the triggers to the Earn Out Payment set out at Section 7.1 (a) to (e), to take into account the circumstances set out in paragraphs (a) and/or (b) above.

7.5           Set Off. The Buyer may at its discretion reduce the Earnout Payment on a dollar for dollar basis, by the value of any claim the Buyer or its nominee may have under this Agreement, provided that Buyer’s right to make such set off shall only accrue if the claim is agreed or otherwise determined.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1           Conditions Precedent to the Obligations of the Parties. The obligation of each of the Parties to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent. Any failure of the Seller to fulfill any of the conditions precedent set forth below in subsections (a), (b), (c), (d) and (e) as they relate to the Seller (“Seller’s Conditions Precedent”) on or before the Closing may be waived in writing by THK, in whole or in part, in THK’s sole discretion. Any failure of THK or Buyer to fulfill any of the conditions precedent set forth below in subsections (a) and (b) as they relate to THK or Buyer (“Buyer’s Conditions Precedent”) on or before the Closing may be waived in writing by the Seller, in whole or in part, in the Seller’s sole discretion.

(a)           Consents. Any and all required consents and approvals from third parties for the consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.

(b)           No Actions, Suits or Proceedings. No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the Parties, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby.

(c)           Cash Balance. The Seller shall demonstrate to the Buyer, to Buyer’s satisfaction, that the Company’s aggregate cash in its bank accounts as at the date for Closing is at least $125,000.

(d)           Receivables in Excess of Liabilities. As at the date for Closing, the Company’s Receivables with an age of less than sixty (60) days shall exceed the aggregate Liabilities of the Company by at least $1.00, as the Seller shall demonstrate to the Buyer, to Buyer’s satisfaction. In the event that this condition is not satisfied or Seller fails to demonstrate, the Buyer shall be entitled to reduce the Consideration if and to the extent that the Audited Closing Date Balance Sheet shows that the Company’s Receivables are less than the Liabilities of the Company (such reduction to be settled by either set off or reimbursement by Seller, as the Buyer shall determine).

ARTICLE IX

COVENANTS

9.1           Performance.  Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its respective reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated.

9.2           Regulatory and Other Authorizations; Notices and Consents.

(a)           Each of the Parties will use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with each of the Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           Each of the Parties shall give promptly such notices to third parties and use its reasonable best efforts to obtain such third party consents as the Parties may deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents.  The Parties shall cooperate with each other and use all reasonable efforts to assist in giving such notices and obtaining such consents.

9.3           Audited Closing Date Balance Sheet.  After the Closing Date, Seller shall give all reasonable, information, assistance and co-operation to Buyer and its representatives (including the THK Accountant) to prepare the Audited Closing Date Balance Sheet.

9.4           Hong Kong Expansion.

(a)           Immediately following the Closing Date, the Buyer shall provide the Company with $500,000 (the “Hong Kong Cash Infusion”), to be used by the Company to establish an office in Hong Kong and through such office to expand the Business into Asia.

(b)           Following Closing, the Seller shall submit a draft business plan to the board of directors of the Company for comment and approval setting out details of the expansion plan in Hong Kong.  The parties expect such plan to be submitted by 30 April 2006 or, if later, within 30 days of the Closing Date.

(c)           In the event that the Company implements the expansion plan within the First Twelve Quarters, then the amount of expenses legitimately and reasonably incurred by the Company in payroll and office expenses in Hong Kong, up to a maximum equivalent to the Hong Kong Cash Infusion, shall be deemed not to reduce the First Twelve Quarters Pre-Tax Earnings for the purposes of calculating the Earnout Payment.

(d)           The parties agree that after Closing, at the Buyer’s election (i) the Company or its nominee will establish a new entity in Hong Kong to carry out the expansion plans as set out in this Clause 9.4; or (ii)  the Hong Kong Company will be used to carry out the expansion plans as set out in this Clause 9.4.

(e)           Seller undertakes that after Closing at Buyer’s election, Seller shall at its own cost provide all co-operation and assistance requested and needed by Buyer to complete the transfer of the legal title to the Hong Kong Shares from the Seller to the Buyer or any nominee of the Buyer (including the Company), including making available any share certificates or other documents and executing any documents and do such other acts and things as the Buyer may reasonably require.

(f)            Notwithstanding any provision of Section 11.2, Seller shall fully indemnify, keep indemnified and hold harmless Buyer, the Company or the Hong Kong Company without any thresholds, limits or caps against all losses, liabilities, costs, damages, demands, actions and proceedings (including reasonable legal and other costs incurred in defending any such proceeding) which may arise out of or in connection with:

(i)            any Liabilities or Indebtedness of the Hong Kong Company in relation to or in connection with any period prior to the Closing Date;

(ii)           any breach by Seller of Section 9.4(e) or the warranties set out at Section 4.31.

ARTICLE X
RESTRICTIVE COVENANTS

(a)           The Seller undertakes to the Buyer and the Company that for a period of three (3) years after the Closing (the “Restricted Period”), the Seller shall not, engage, directly or indirectly, in any business that is the same as or competes with the Business (the “Competing Service”) to or from  any country in which, as at the Closing Date, the Business operates (the “Territory”); provided, the foregoing shall not prohibit the Seller from (i) acquiring, directly or indirectly, shares listed on any exchange or market system or traded actively in any recognized over-the-counter market of any Person that provides the Competing Service in the Territory, provided that the Seller does not, in the aggregate, own directly or indirectly more than one per cent (1%) of the outstanding voting power or shares of such Person.

(b)           The Seller undertakes to the Buyer and the Company that during the Restricted Period, the Seller shall not directly or indirectly, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any customer of the Business at closing or any person who has been a customer in the last 12 months or who the Company has plans to target as a customer in the future, such that the customer is deterred from continuing to do business or increasing business with the Company.

(c)           The Seller undertakes to the Buyer and the Company that during the Restricted Period, the Seller shall not interfere, or seek to interfere, with the continuance of supplies to the Company from any supplier who has been supplying goods or services to the Company at Closing or at any time during the 12 months immediately preceding Closing if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services to the Company.

(d)           The Seller undertakes to the Buyer and the Company that during the Restricted Period, the Seller shall not directly or indirectly, solicit or entice away, or endeavour to solicit or entice away, from the Company or employ, any person employed by, or who is or was a consultant to, the Company at Closing or at any time during the period of 6 months immediately preceding Closing where the person in question either has confidential information or would be in a position to exploit the Company’s trade connections.

(e)           For the avoidance of doubt, the services provided to the Company by the Seller in accordance with the terms of the Management Agreements shall not breach the restrictions set out in this Article.

(f)            In the event that the Seller or any entity in which the Seller has a direct or indirect interest, directly or indirectly uses the “Web Diversity” name or any combination thereof or any name similar thereto, as its corporate or trade name or is used in any other way, Seller shall take all steps that are necessary at its own cost to stop such uses and Seller hereby undertakes to Buyer that Seller shall not independently make any direct or indirect use of such names.

ARTICLE XI
INDEMNIFICATION

11.1         Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive until the expiration of the applicable statute of limitations.  All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

11.2         Indemnification.

(a)           The Seller agrees to fully indemnify, keep indemnified and hold harmless THK and its respective successors and assigns, together with all of their officers, directors, employees and Affiliates on an after tax basis, from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of or in connection with (1) any breach or default in the performance by the Seller of any obligation or undertaking accepted in this Agreement; (2) any breach of warranty or inaccurate or erroneous representation made by the Seller in this Agreement; (3) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing, and (4) without limiting the generality of the foregoing, all Claims of Any Nature created or incurred prior to the Closing other than the Approved Liabilities (“Unapproved Liabilities”), if and to the extent that such Losses in each of the above cases together with any claims under Section 11.2(b) in aggregate exceed Thirty Thousand Pounds UK Sterling (£30,000) (the “Claims Threshold”).  The Claims Threshold shall not apply to any claims made under the Tax Covenant.

(b)           Without restricting the Buyer’s right to claim damages on any other basis, the sum due to the Buyer as a result of any claim for indemnification under Sections 11.2(a) or 11.2(b) shall be equal to the aggregate of

(i)            the amount necessary to put the Company into the position which would have existed had the cause for indemnification not occurred,

including (x) the amount by which the value of any asset of the Company (including any asset warranted to exist which does not exist) is or becomes less than the value it would have had attributed to it had there been no such breach; and (y) the amount of any other loss or liability or the increase in any loss or liability which the Company would not have been subject to or which would not have incurred on the basis that such the cause for indemnification had not occurred;

(ii)           all costs and expenses incurred by the Buyer or the Company arising out of or in connection with the indemnification claim,

provided that any amount payable, shall be increased so as to ensure that the net amount received by the Buyer or the Company shall after Tax be equal to that which would have been received had the payment and any increased payment not been subject to Tax.

(c)           THK shall fully indemnify, keep indemnified and hold harmless the Seller, and its successors and assigns on an after tax basis, from and against any and all Losses, which are caused by or arise out of or in connection with (1) any breach or default in the performance by THK of any obligation or undertaking accepted in this Agreement; (2) any breach of warranty made by THK of the warranties set out at ARTICLE VI; and (3) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing, if and to the extent that such Losses in each of the above cases in aggregate exceed an aggregate of Thirty Thousand Pounds UK Sterling (£30,000).

(d)           Any indemnified party seeking indemnification hereunder shall give to the party obligated to provide indemnification to such indemnified party a notice describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall to the extent reasonably possible, include in such notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based.  After the giving of any notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

11.3         Third Party Claim.  If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at its own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if within ten (10) Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented, at its own expenses, by advisory counsel selected by it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

11.4         Any payments to Buyer under the indemnification in this Section or under the Tax Covenant shall be shall be treated as a reduction in the Consideration.

ARTICLE XII
TAX MATTERS

The terms of the Tax Covenant set out in Part III of Schedule 4 are incorporated by reference herein.

ARTICLE XIII
MISCELLANEOUS

13.1         Notices.  All notices, requests and consents hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by recognized overnight courier, or (d) sent by registered post, postage prepaid with a certificate of posting.

If to THK to:	Think Partnership Inc. 5 Revere Drive, Suite 510 Northbrook, IL 60062 Attn: Gerard M. Jacobs Fax: 847-562-0178 email: Gerry.Jacobs@ThinkPartnership.com

With a copy to:	Reed Smith LLP Minerva House 5 Monatgue Close Attn: Douglas Rofe Fax: 0207-403-4221 email: drofe@reedsmith.com

If to the Seller:	Jim Banks 20 Church Street Twickenham Middlesex TW1 3NJ United Kingdom Fax: +44 208 843 7901 email: jbanks@webdiversity.co.uk

All notices, requests and consents hereunder shall be deemed to have been delivered (1) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (2) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (3) if sent by overnight courier, on the third Business Day following the day such notice is delivered to the courier service, or (4) if sent by post on the seventh (7th) Business Day following the day such mailing is made.

13.2         Entire Agreement.  This Agreement and the other Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.  The remedies of the Parties as set out in this Agreement are in addition to and do not in any way exclude any rights and remedies which the Parties may have under statute, common law or otherwise.

13.3         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

13.4         Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties. The Buyer may assign any rights or obligations to an Affiliate without the need for consent from the other Parties.

13.5         Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

13.6         Waivers.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party.  No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies.  No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

13.7         No Third Party Beneficiary.  Except as otherwise expressly provided herein, nothing in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

13.8         Severability.  The Parties consider that the restrictive covenants and other restrictions contained in this Agreement are reasonable but if any such restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.  Subject to the aforementioned, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, such provision or part shall to that extent be deemed not form part of this Agreement, but the legality, validity and enforceability of all other provisions of this Agreement shall not be affected and all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall use their reasonable endeavors to negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.9         Publicity.  Neither the Seller or the Company shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of THK, except as may be required by Law.  Neither THK or Buyer shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Seller, except as required by Law or if THK is advised by its securities counsel in its discretion.  THK and the Seller shall cooperate in regard to the timing and contents of any press release or public announcement.

13.10       Governing Law.  This Agreement shall be governed by and construed in accordance with English law.

13.11       Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, either manually or via facsimile transmission of signatures, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

13.12       Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.13       Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of lawyers, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.14       Further Assurances.  At any time and from time to time after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and do such other acts and things as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement and the Documents.

13.15       Arbitration.  Any controversy, dispute or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Chicago, Illinois, pursuant to the rules of the American Arbitration Association.  The arbitration tribunal shall consist of one arbitrator.  If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in Chicago, Illinois shall make the necessary appointment.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of Illinois shall govern.  Notwithstanding the agreement to arbitrate contained in this Section 13.15, any party may apply to any court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

13.16       Incorporation by Reference.  Each Exhibit and Schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such Exhibit or Schedule were fully set forth herein.

[Signatures on following page]

SCHEDULE 1

COMPANY INFORMATION SHEET

Name of Company:	Web Diversity Limited

Registered number:	4352316

Registered office:	20 Church Street Twickenham Middlesex TW1 3NJ

Date of incorporation:	14 January 2002

Authorised share capital:	£1,000,000 consisting of 1,000,000 ordinary shares of £1 each.

Issued share capital:	£1 consisting of 1 ordinary share of £1.

Share Ownership:	Shareholder	No. shares legally and beneficially held	Type of shares	% of issued share capital
	James Banks	1	ordinary shares	100%

Directors’ full names:	James Banks

Secretary’s full name:	Sheree Anne Kirkman

Accounting reference date:	31 March

Mortgages/charges over Shares or Company’s assets:	None.

SCHEDULE 2

SELLER’S REPRESENTATIONS AND WARRANTIES –

DISCLOSURES

PART 1

PART 1A

Preliminary matters

1.             Unless the context requires otherwise, words and expressions defined in the Agreement shall have the same meanings in this Schedule.  Reference to “Warranties” shall for the purpose of this Schedule mean the representations and warranties given by the Seller at ARTICLE IV of the Agreement.

2.             The disclosure of any matter or document shall not imply any warranty, representation or undertaking not expressly given in the Agreement, nor shall such disclosure of itself be taken as extending the scope of the Warranties.  No admission is made that any matter or document disclosed is required to be disclosed to avoid liability under the Agreement or is material in any context.

3.             Where any conflict or inconsistency arises between the contents of any document supplied to Buyer by the Seller or the Company and the terms of this Schedule, the information contained in this Schedule shall prevail unless otherwise expressly stated in this Schedule.

General disclosures

This Schedule is deemed to include by reference the following matters all of which are to be regarded as disclosed:

1.             the Agreement, all matters and information contained in the Agreement and all documents in the agreed terms;

2.             all matters which would be revealed by a search of the file of the Company at the Companies Registry carried out on or before three Business Days before Closing including without limitation all matters disclosed or referred to in the accounts of the Company filed pursuant to the Companies Act 1985;

PART 1B

Specific Disclosures and Schedules

The following specific disclosures and schedules are made against the specific Warranties as identified below.  The numbering of the specific disclosures and schedules corresponds to the clause reference of a specific Warranty at ARTICLE IV of the Agreement against which the specific disclosure or schedule is made. Each of the Warranties will not be limited or restricted by a specific disclosure in this Part 1B of the Disclosure Schedule unless such specific disclosure is specifically referenced to the Warranty concerned. If a document is referred to in a specific disclosure in this Part 1B of the Disclosure Schedule, the contents of that document are only disclosed against the specific Warranty to which that specific disclosure relates.

See attached Disclosure Letter and Annexes for specific disclosures.

Web Diversity Limited

Disclosure Schedule

20th April 2006

Mr G Jacobs,

5 Revere Drive,

Suite 510,

Northbrook,

IL60062

USA

20th April, 2006

RE: Web Diversity Limited Disclosure Schedule

Dear Gerry,

Please find enclosed Web Diversity Limited disclosure documentation

4.3 (a) Organisation Documents

The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company attached to the Disclosure Schedule are true, accurate and complete in all respects as at the date hereof and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated. (see Appendix 1)

4. 8 (a) Financial Statements

The Disclosure Schedule sets forth the balance sheets of the Company as of 31 March 2003, 31 March, 2004 and 31 March, 2005, respectively, and the related consolidated income statement and statement of cash flows for the period from inception to 31 March, 2005 (the “Audited Financials”), and (2) the unaudited balance sheet as of the Accounts Date and the schedules thereto and the related unaudited consolidated income statement and statement of cash flows for the twelve month period then ended (the “Unaudited Financials”, and collectively with the Audited Financials, the “Company Financials”).  The Company Financials (i) have been prepared on bases and principles which are consistent with those used in the preparation of the statutory accounts of the Company for the 2 complete financial years immediately preceding that which ended on the Accounts Date, except as to the Unaudited Financials, for the omission of notes thereto and normal year-end audit adjustments, which will not be material individually or in the aggregate; (ii) are complete and correct in all material respects and have been prepared in accordance with historical cost convention, all applicable Law and GAAP consistently applied for the periods presented.  The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate. (see Appendix 2)

4.10 (a) Property

The Disclosure Schedule lists (1) the street address of each parcel of Leased Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Property, and (3) the term and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Property. (see Appendix 3)

4.11 (a) Personal Property

The Disclosure Schedule lists each item or distinct group of Hardware, machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned or leased by the Company (the “Tangible Personal Property”). (see Appendix 4)

4.12 Insurance

True and complete copies of all insurance policies covering the assets, business, equipment, properties and operations of the Company have been made available to the Buyer, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in the Disclosure Schedule.  All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring on or prior to the Closing Date.  There are no claims that are pending under any of the Company’s insurance policies. (see Appendix 5)

4.13 Permits

The Disclosure Schedule lists all Permits used in or otherwise required to conduct the Business.  Each of the Permits is valid and in full force and effect and will continue to be valid and in full force effect immediately after Closing. (see Appendix 6)

4.15 (a) Employees

The Disclosure Schedule lists all of the officers, employees or workers of the Company (“Employees”) and (a) their titles or responsibilities; (b) place of employment (c) their dates of commencement of continuous employment; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months (“Compensation”); (d) their Compensation paid in each of the last 2 years; (e) any specific bonus, commission or incentive plans or agreements for or with them; and (f) any outstanding loans or advances made to them; (f) the length of notice necessary to terminate employment; (ix) identifies any employees that are part-time, on secondment, maternity leave, absent due to long term ill health or for any other reason.  In relation to all such employees, true, up to date and accurate copies of all contracts of employment (“Employment Agreements”) and staff handbooks and all terms and conditions of employment have been delivered to the Buyer and the Company is not in the process of and has no plans to make any changes to such contracts or terms. (see Appendix 7)

4.15 (h) Employees

The Disclosure Schedule includes a list of all independent contractors engaged by the Company and (a) their state or country of residence; (b) their payment arrangements; and (c) brief description of their jobs or projects currently in progress.  (see Appendix 8)

4.16 (a) Employee Benefit Plan

Except as set forth in the Disclosure Schedule, the Company does not operate and there are no Contracts relating to any bonus, deferred compensation, commission, profit sharing, share option, employee share purchase or other employee benefit plan. (see Appendix 9)

4.16 (b) Employee Benefit Plan

The Company does not operate, contribute, participates or has any liability with respect to any scheme or arrangement for the provision of pension, retirement, death, accident or health insurance benefits or any similar arrangements, for any of its employees or former employees or their dependents, other than giving its Employees access to a stakeholder defined contributions pension scheme operated by a third party, true, accurate and compete details of which are set out in the Disclosure Schedule. (see Appendix 10)

4.17 (h) Environmental and Health/Safety Matters.

The Disclosure Schedule contains a true and complete schedule of all material environmental audits, assessments, investigations or occupational health studies undertaken by, or on behalf of, the Company, relating to or affecting the Company or any of the Relevant Properties. (see Appendix 11)

4.17 (i) Environmental and Health/Safety Matters

The Disclosure Schedule contains a list of the Business Assets which have been confirmed to contain PCBs or “asbestos” or “asbestos containing material” (as such terms are identified under the Environmental Laws).  The Company has operated and continues to operate in material compliance with all Environmental Laws governing the handling, use and exposure to and disposal of PCBs or asbestos or asbestos containing materials, except where such non compliance would not have a Material Adverse Effect on the Company. There are no claims, actions, suits, governmental investigations or proceedings brought by any Governmental Authority or third party pending, or, to the Knowledge of the Seller threatened against or directly affecting Company, the Business Assets or the Business relating to the use, handling or exposure to and disposal of PCBs or asbestos or asbestos containing materials in connection with their assets and operations. (see Appendix 12)

4.17 (j) Environmental and Health/Safety Matters

The Disclosure Schedule contains a true and complete schedule of the operations and activities, and locations thereof, which have been conducted and are being conducted by the Company on any of the Relevant Properties which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, recycling, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances. (see Appendix 13)

4.19 Litigation

Except as set forth on the Disclosure Schedule, there are no Actions pending or threatened, against, relating to or affecting the Company before any Court, Governmental Agency or any arbitrator or mediator.  Neither the Company nor the Seller are subject to any Order, including but not limited to any Order which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership of any assets by the Company or the Company carrying on the operations.  There is no civil, criminal, tribunal, arbitration, administrative or other proceedings that are pending or threatened by or against or concerning the Company and there are no facts or circumstances likely to result in any such proceedings. (see Appendix 14)

4.20 Intellectual Property and Web Sites

The Disclosure Schedule contains an accurate and complete list of all Intellectual Property and all of the Web Sites owned by, used by, being developed by, or otherwise associated with the present or anticipated future operations of the Business (“Company Intellectual Property”), including information regarding registration or application status, as the case may be.  To the Knowledge of the Seller, the Company Intellectual Property listed in the Disclosure Schedule constitutes all the Intellectual Property used to operate the Business as of the Closing and thereafter, in the manner in which it is presently operated. (see Appendix 15)

4.24 Brokers

Except as set forth on the Disclosure Schedule, neither the Company nor the Seller have employed any financial advisor, broker, finder, consultant or advisor, and neither the Company nor the Seller has incurred nor will incur any broker’s, finder’s, investment banking, consultant, advisory or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement. (see Appendix 16)

4.25 Cash on Hand/Banks and Brokerage Accounts

The Disclosure Schedule sets forth (1) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship; (2) a true and complete list and description of each account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the current balances in the accounts or safety deposit boxes, and (3) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto. (see Appendix 17)

4.27 Contracts

The Disclosure Schedule sets forth a schedule listing all material agreements (whether in writing or oral) to which the Company is a party including:

any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, including any consultancy services;

any agreement that cannot be terminated by the Company without any breach or any financial or other detriment on more than 30 days notice;

any agreement concerning a collaboration, partnership, joint venture or limited liability company venture;

any agreement under which the Company has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money or pursuant to which a Lien has been placed on any of its assets, tangible or intangible;

any agreement concerning confidentiality or non-competition or any agreement which restricts the Company from engaging in any business anywhere in the world;

any agreement between the Company and any Seller (or Affiliate or spouse or relative of the Seller, as the case may be);

any agreement under which the Company has advanced or loaned monies to any officer, director, employee or worker of the Company;

any agreement that is not in the ordinary course of business;

any settlement or similar agreement, the performance of which will require the Company to pay, or entitles the Company to receive, after the Closing Date consideration in excess of £5,000;

any agreement relating to any acquisition, divestiture, merger or similar transaction which contains representations, warranties, covenants, indemnities or other Liabilities which may still be in effect;

any powers of attorney;

any contract relating to pending capital expenditures of the Company in excess of £5,000;

any agreement under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding £5,000;

any other agreement (or group of related agreements) the performance of which involves consideration in excess of £10,000;

any agreement which as a result of a change of control of the Company, may terminate, be varied, or trigger any payment or other right or obligation;

any agreement which by its operation or termination would have a Material Adverse Effect on the Company.

A correct, up to date and complete copy of each written agreement listed in the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement, if any, referred to in such schedule have been made available or delivered to the Buyer.  Each agreement is the legal, valid, binding obligation of the parties thereto, enforceable against each party except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally.  No party to any agreement is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement. (see Appendix 18)

If you require any further information please do not hesitate to call me on 020 8843 7900.

Yours sincerely,

Simon Worsfold-Gregg

Appendices

Appendix 1

Articles of Association

Other Corporate Documentation; VAT registration, Company Registration Number

Appendix 2

Company accounts, March 2003. 2004, 2005

Appendix 3

Property Lease

Appendix 4

Inventories

Appendix 5

Insurance Policies

Appendix 6

N/A

Appendix 7

Staff Salary/Status details, 2 years of Salary information, existing staff contracts, bonus and commission information

Appendix 8

N/A

Appendix 9

N/A

Appendix 10

N/A

Appendix 11

N/A

Appendix 12

N/A

Appendix 13

N/A

Appendix 14

Information relating to litigation between Web Diversity Limited and Media Merchandising, client failed to pay a number of invoices (£13,479.11). This has resulted in Web taking legal action. We are currently waiting for a hearing date. This debt has been written off from a tax perspective.

Information relating to Web Diversity Limited and Silbury Hill, client failed to pay a number of invoices and now in receivership awaiting payout if any, this debt has been written off from a tax perspective.

Appendix 15

List of Websites owned by Web Diversity

Information concerning Web Diversity’s CMS

Appendix 16

N/A

Appendix 17

All bank account details

Appendix 18

(a)           N/A

(b)           N/A

(c)           N/A

(d)           N/A

(e)           N/A

(f)            N/A

(g)           N/A

(h)           N/A

(i)            Potential monies from Media Merchandising from court action, £13,400

(j)            N/A

(k)           N/A

(l)            N/A

(m)          N/A

(n)           N/A

(o)           N/A

(p)           N/A

SCHEDULE 3

THK / BUYER REPRESENTATIONS AND WARRANTIES - DISCLOSURES

References to “Company” below are to THK

Section 5.1 – Buyer is duly qualified and licensed as a foreign corporation in the State of Illinois

Section 5.3 – See attached excel spreadsheet for list of options/warrants and shares that may be required to be issued in the future with respect to earnouts from acquisitions.

Section 5.3 – THK has agreed to capitalize a bonus pool for the pre-acquisition employees of Litmus Media, Inc. in an amount not to exceed $1,050,000.

Section 5.5 – THK needs to obtain American Stock Exchange approval for the listing of the Shares Consideration.

Section 5.6

MarketSmart Interactive

On May 27, 2005, the Company and its MarketSmart Interactive, Inc. subsidiary filed a lawsuit against Jason Dowdell, a former employee of MarketSmart Interactive, and his wife, Shannon Dowdell in the Circuit Court of the Eighteenth Judicial Circuit of the State of Florida, in and for Brevard County, which is captioned MarketSmart Interactive, Inc. and CGI Holding Corporation v. Jason Dowdell and Shannon Dowdell.  In the lawsuit, the Company alleged that Mr. Dowdell failed to perform his employment duties and other obligations under an Asset Purchase Agreement pursuant to which MarketSmart Interactive purchased certain business assets from the Dowdells.  The Company also alleged that Mr. Dowdell breached a Confidentiality, Inventions and Non-Competition Agreement between him and MarketSmart Interactive. In the lawsuit, the Company asserted claims for replevin of certain computer equipment and files Jason Dowdell failed to return to MarketSmart Interactive following the termination of his employment. The Company also sought a declaratory judgment regarding its right to cancel shares of common stock issued to Mr. Dowdell as well as shares of common stock and warrants to purchase shares of common stock Mr. Dowdell alleged he is entitled to under the Asset Purchase Agreement. The Company also sought injunctive relief and damages with respect to the Dowdells’ breach of the Asset Purchase Agreement and Mr. Dowdell’s breach of the Confidentiality, Inventions and Non-Competition Agreement. This lawsuit was settled on the following terms:

•              MarketSmart Interactive agreed to allow Mr. Dowdell to keep the shares of stock that were promised to him in the Asset Purchase Agreement.

•              Mr. Dowdell agreed to the entry of a Permanent Injunction limiting his competitive activities until July 5, 2006.

•              The parties agreed to a mutual release of all claims.

Primary Ads

On May 16, 2005, the Company’s PrimaryAds subsidiary filed a lawsuit against Direct Response Technologies, Inc. in the Court of Common Pleas of Allegheny County, Pennsylvania, captioned as PrimaryAds Inc. v. Direct Response Technologies, Inc., GD 05-11414. Direct Response Technologies, Inc. (“DRT”) provided software services to PrimaryAds and threatened to terminate those services. Additionally, DRT possessed and controlled certain business information regarding PrimaryAds’ business. PrimaryAds sought injunctive relief to maintain the status quo (i.e., continued access to the services), as well as the return of its business information and data. This lawsuit was settled by way of Consent Decree upon the following settlement terms in the form of a consent decree:

•              DRT agreed to provide PrimaryAds with a duplicate of its business information and data.

•              DRT agreed to continue to provide services to PrimaryAds for nine months after DRT provided PrimaryAds with a duplicate of its business information and data.

•              The lawsuit has been dismissed with prejudice.

After DRT failed to properly return PrimaryAds’ business information and data, PrimaryAds filed a motion asking the Court to require DRT to comply with the terms of the consent decree. In response to the motion, the parties agreed to an amended consent decree which included a non-disparagement clause, a release from all liability relating to the lawsuit, an agreement that PrimaryAds would provide a presentation to DRT relating to its use of DRT’s Affiliate IDs, Codes, and Tracking Codes, an agreement that DRT would continue to provide services to PrimaryAds until October of 2006, and an agreement that PrimaryAds would dismiss the lawsuit.  The presentation successfully took place on March 8, 2006 and thus the litigation has concluded.

SCHEDULE 4

TAX MATTERS

PART I: DEFINITIONS AND INTERPRETATION

ARTICLE I

Definitions and Interpretation

1.1           In addition to the application of the definitions set out in Article I of this Agreement, in this Schedule only the following words and expressions shall have the following meanings:

“ACT”	means advance corporation tax;

“Accounting Period”	means an accounting period for the purposes of section 12 of ICTA;

“Assumptions”	means the following assumptions:

(a) that the period beginning immediately after the end of the Accounting Period of the Company last ended before Closing and ending on the day before Closing was an Accounting Period of the Company; and

(b) that the period beginning immediately after the end of the Accounting Period of each member of the Buyer’s Tax Group other than the Company last ended before Closing and ending on the day before Closing was an Accounting Period of the relevant member of the Buyer’s Tax Group; and

(c) that the period beginning on the day after Closing and ending on the last day of the Accounting Period of the Company current at Closing was an Accounting Period of the Company; and

(d) that the period beginning on the day of Closing and ending on the last day of the Accounting Period current at Closing of each member of the Buyer’s Tax Group other than the Company was an Accounting Period of the relevant member of the Buyer’s Tax Group;

“Balance Sheet”	means in relation to the Company, its balance sheet as at the Accounts Date, forming part of the Unaudited Financials;

“Balance Sheet Date”	means the Accounts Date;

“Buyer’s Relief”	means any Relief which arises as a result of or by

reference to an Event occurring after Closing;

“Buyer’s Tax Group”	means the Buyer and any company which either is, or after Closing becomes, a member of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose;

“CA 1985”	means the Companies Act 1985;

“CAA”	means the Capital Allowances Act 2001;

“Due Date”	means the date determined in accordance with paragraph 5.3 of Part III of this Schedule;

“Event”

means the existence of any state of affairs and any act, occurrence, omission, payment, whether actual or deemed of whatever nature for Tax purposes whether or not the Company or the Buyer is a party thereto;

“FA”	means Finance Act;

“ICTA”	means the Income and Corporation Taxes Act 1988;

“IHTA”	means the Inheritance Tax Act 1984;

“ITEPA”	means the Income Tax Earnings and Pensions Act 2003;

“Main Agreement”

means an agreement, to which this Schedule forms part, made between the Seller and the Buyer, relating to the Shares, but excluding the provisions of this Schedule for the purposes of the remainder of this Schedule;

“PAYE”	means the system to account for Tax set out in the Income Tax (Pay As You Earn) Regulations 2003 and the payroll deduction scheme referred to in section 713 ITEPA;

“Pre-Completion Relief”

means any Relief which arises as a result of or by reference to any Event occurring on or before Closing and which has either been treated as an asset in the Balance Sheet or is taken into account in computing (and so reducing or eliminating) a provision for deferred Tax which appears in the Balance Sheet or which would have appeared in the Balance Sheet but for the presumed availability of the Relief;

“Relevant Tax Claim”

means any email, fax, written notice, letter, demand, assessment, self-assessment or other document from or to any person, authority or body responsible for the assessment, collection or recovery of Tax from which it appears that there is or may be a Tax Liability for which the Tax Covenantor could become liable;

“Relief”	means any loss, relief, allowance, exemption, Right to Repayment of Tax, credit, deduction or set-off given, claimed, claimable, due or available for Tax purposes;

“Right to Repayment”	means any right to repayment given, due or available for Tax purposes;

“Seller’s Tax Group”	means any of the Seller and any company which either is or has been a member of the same group as, or otherwise connected or associated in any way with, the Seller for any Tax purpose;

“Tax Authority”	means any authority competent to impose, assess or collect Tax;

“Tax Covenantor”	the Seller;

“Tax Warranties”	means Part II of this Schedule; and

“Tax Seller”	the Seller;

“TCGA”	means the Taxation of Chargeable Gains Act 1992;

“TMA”	means the Taxes Management Act 1970;

“VAT”	means Value Added Tax;

“VATA”	means the Value Added Tax Act 1994;

1.2           In this Schedule any reference to any “Event” or “Events” which occurred on or before Closing or to the occurrence of or result of any “Event” or “Events” on or before Closing shall include a reference to:

(a)           an Event which is deemed for Tax purposes to have occurred on or before Closing; and

(b)           an Event which occurred or is deemed to have occurred after Closing if the combined effect of that Event and any Event which occurred or are deemed for Tax purposes to have occurred on or before Closing is to give rise to a Tax Liability or increased Tax Liability;

1.3           In this Schedule any reference to “Tax” shall be deemed to include a reference to:

(a)           any Tax which is assessed on any person other than the Company and/or the Buyer (whether or not the Tax is assessed in the name of the Company or the Buyer) and which is recoverable from the Company and/or the Buyer; and

(b)           any Tax payable by the Company or the Buyer for which the Company or the Buyer is not primarily liable or for which the Company or the Buyer is liable only on the default of another.

1.4           In this Schedule any reference to ‘Tax Liability’ means any liability of the Company to make a payment in respect of or in the nature of Tax and includes:

(a)           on the basis that the Assumptions are made and are accurate (whether such be the case in fact  or not) the set-off or utilisation of any Buyer’s Relief or a Pre-Completion Relief against a liability to make a payment of or in respect of Tax where but for the set-off or utilisation a liability would have arisen under paragraph 1.4;

(b)           on the basis that the Assumptions are made and are accurate (whether such be the case in fact or not) the loss, disallowance, counteracting or clawing back of a Pre-Completion Relief which would otherwise have been available other than as set out in paragraph 1.4(a);

(c)           the loss, disallowance or set-off of a Right to Repayment of Tax which would otherwise have been available;

and the amount of the Tax Liability is:

(d)           in the case of an actual tax liability falling within paragraph 1.4 or a liability not falling within any of the preceding sub-paragraphs of this paragraph, the amount of Tax payable;

(e)           in the case of a liability falling within paragraph 1.4(a) above, the amount of Tax which would have been payable but for the set-off or utilisation;

(f)            in the case of a liability falling within paragraph 1.4(b) above, the value attributed in the Balance Sheet to the Pre-Completion Relief so lost, counteracted or clawed back;

(g)           in the case of a liability falling within paragraph 1.4(c) above, the amount of repayment which would otherwise have been available;

1.5           In construing this Schedule the so-called ejusdem generis rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words indicating a particular class of acts, matters or things or being followed by particular examples.

1.6           The Tax Covenantor’s and the Tax Seller’s obligations under this Schedule shall be joint and several.

1.7           The Buyer may release or compromise the liability of any Tax Covenantor or Tax Seller or grant time or indulgence to any Tax Covenantor or Tax Seller without releasing or reducing the liability of any other Tax Covenantor or Tax Seller.

1.8           In the event of any conflict or inconsistency between any term of this Schedule and a term of the Main Agreement, the term in this Schedule shall prevail to the extent of such conflict or inconsistency.

PART II:  TAX WARRANTIES

1.             GENERAL COMPLIANCE AND RELATIONSHIP WITH TAX AUTHORITIES

1.1

Submissions to a Tax Authority. All documents, returns, computations and other information submitted in any form to a Tax Authority by or on behalf of the Company have been submitted properly and accurately, and there are no circumstances that could render those documents and information inaccurate or incomplete.

1.2

Obligation to submit material to a Tax Authority. All documents, computations and other information that the Company was obliged to submit to a Tax Authority have been submitted within the requisite period, and the Company is not currently under any such obligation that remains outstanding.

1.3	Payment of Tax. All Tax for which the Company is or has been liable to account has been duly paid.

1.4	Repayments and notices. The Company has not received from any Tax Authority any payment to which it was not entitled or any notice in which its Tax Liability was understated.

1.5

PAYE. The Company has properly operated the PAYE system and duly deducted Tax from all payments made or treated as made to its employees or former employees and accounted to the relevant Tax Authority for all Tax so deducted by it and for all Tax chargeable on benefits provided for its employees or former employees.

1.6	VAT - collection and documentation. Since the Balance Sheet Date the Company has duly collected output tax on its supplies and documented any payments of input tax.

1.7

Claims for Relief. All claims by the Company for Relief have been properly made and have been accepted as valid by a Tax Authority, and no Relief has been claimed or given to the Company, or taken into account in determining the provision for Tax in the Balance Sheet, which could be withdrawn, postponed or restricted as a result of entering into the Main Agreement or Closing.

1.8

General conduct in relation to Tax. Everything that has been done or should have been done in relation to the Company’s Tax affairs has been properly done and either has been or will be accepted as valid by a Tax Authority.

1.9

Tax records – general. The Company has maintained sufficient records to enable it to make proper returns for Tax purposes, to submit any other documents or information which it is obliged to submit to a Tax Authority, and to calculate any Relief or Tax Liability arising on the disposal of any asset owned by it on or before Closing.

1.10

Tax records – VAT. The Company has maintained complete, correct and up-to-date records for the purposes of all legislation relating to VAT and is not subject to any condition imposed by the competent Tax Authority under paragraph 6 Schedule 11 VATA relating to the preservation of information.

1.11

Consent or clearance granted by a Tax Authority. Any consent or clearance obtained by the Company from any Tax Authority has been granted by that Tax Authority on a proper basis, there is no reason why such consent or clearance might become invalid, and the transactions for which the consent or clearance was obtained have been carried into effect (if at all) only in accordance with the terms of the consent or clearance.

1.12

Concessions. The amount of Tax chargeable on the Company has not, to any material extent, depended on any concession, settlement, agreement or other formal or informal arrangement with any Tax Authority.

1.13

Tax disputes. The Tax affairs of the Company are not, and have never been, the subject of any investigation, audit, discovery, access order or enquiry (other than routine questions) by or dispute with any Tax Authority and there are no facts or circumstances that could cause the Company’s Tax affairs to become the subject of any such investigation, audit, discovery, access order, enquiry or dispute.

1.14

Liability for Tax payable by other persons. The Company is not, and will not become, liable to indemnify, reimburse or pay any Tax (or amounts corresponding to Tax) which is any other person’s primary responsibility, in relation to any Event occurring or deemed to occur on or before Closing.

2.	TAX STATUS

2.1	Close company. The Company is not and has never been a close company within the meaning of sections 414 and 415 ICTA.

2.2	Group company. The Company is not and has never been a member of a group for Tax purposes.

2.3

Demergers and tax exempt distributions. The Company has not during any accounting period ending on or within the five years before Closing been engaged in, or been a party to, any of the transactions set out in sections 213 to 218 (inclusive) ICTA or section 192 TCGA.

2.4

Non-deductible payments. The Company has not made or assumed any obligation to make any payments of an income nature, or to make any payment to or provide any benefit for any of its current or former directors, officers, or employees for whatever reason, which are or may be wholly or partially disallowable as deductions or charges in computing the Company’s profits for Tax purposes for any reason.

2.5

Capital expenditure – allowances. All capital expenditure incurred by the Company since the Balance Sheet Date and all capital expenditure which may be incurred by the Company under any existing contract has qualified or will be capable of qualifying for capital allowances.

2.6

Disallowance of losses. There has not been in the past three years a major change in the nature or conduct of the trade or business of the Company such as might prevent the carry forward or back of trading losses or excess management expenses by reason of the application of section 768A or 768B ICTA.

2.7

Tax avoidance. The Company has not, since the Balance Sheet Date, engaged in, or been a party to, a scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of, or a reduction in liability to, Tax.

2.8

Tax residence. The Company is and has always been resident only in the UK for Tax purposes, and is not and has not at any time been subject to Tax in any jurisdiction outside the United Kingdom or had a branch or any other permanent establishment outside the United Kingdom.

2.9	European Economic Interest Grouping (EEIG). The Company is not a member of an EEIG in accordance with EC Council Regulation 2137/85.

2.10	Capital goods scheme. The Company has not within the period of ten years ending on Closing had any interest in any assets treated as items to which Part XV of the Value Added Tax Regulations applies.

2.11

Payment by instalments. The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding Accounting Periods and section 59E TMA and is not under any obligation to do so.

2.12	Construction industry sub-contractors scheme. The Company is not and has not since the Balance Sheet Date been a sub-contractor or contractor for the purposes of Chapter 4 of Part 13 ICTA.

3.	CAPITAL ASSETS

3.1

Base cost. If each of the capital assets of the Company owned at the Balance Sheet Date was disposed of at Closing for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Balance Sheet, or in the case of assets acquired since the Balance Sheet Date, equal to the consideration given on acquisition, no Tax Liability on chargeable gains or balancing charge under the CAA would arise (and for the purpose of determining the Tax Liability on chargeable gains, there will be disregarded any relief or allowance available to the Company other than amounts falling to be deducted from the consideration receivable under section 38 TCGA).

3.2

Consideration. The Company has not since the Balance Sheet Date entered into any transaction or arrangement whatsoever otherwise than by way of bargain at arm’s length or in respect of which there may be substituted, for Tax purposes, a different consideration for the actual consideration given or received by it, and the Company has not disposed of any chargeable asset for a consideration not payable wholly in cash on Closing of the disposal.

3.3	Election to pay in instalments. The Company has not made an election under section 280 TCGA to pay the Tax in instalments on a chargeable gain accruing on a disposal.

3.4

Balancing charges. No Event has occurred since the Balance Sheet date otherwise than in the ordinary course of business by reason of which any balancing charge may fall to be made on or any disposal value brought into account by the Company.

4.	CLOSE COMPANIES

4.1	Close investment-holding companies. The Company is not and has not since the Balance Sheet Date been a close investment-holding company within the meaning of section 13A ICTA.

4.2	Payments and expenses regarded as distributions. The Company has not made any payments or incurred any expenses that are treated as distributions under section 418 ICTA.

4.3	Loans by close companies or companies controlled by close companies. The Company has not effected or been a party to any transaction falling within section 419, 421 or 422 ICTA.

4.4	Transfers of value. The Company has not made any transfer of value as defined in section 3 IHTA which is or may be liable to Tax under the provisions of sections 94, 99 or 199 IHTA.

5.	GROUP COMPANIES

5.1

Acquisitions of assets from and transfer of assets to group companies. The Company has not at any time acquired any asset from or transferred any asset to any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA.

5.2

Replacement of business assets by members of a group. The Company has not made or been entitled to make a claim under section 175 TCGA or acquired any asset or any interest in any asset in circumstances in which another company has made such a claim.

5.3	Transactions between dealing companies and associated companies. The Company has not at any time entered into or been otherwise involved in any transaction to which section 774 ICTA applies.

5.4	Company reconstructions without a change of ownership. The Company has not at any time been a party to any such reconstruction as is described in section 343 ICTA.

5.5

Degrouping charges. The Company has not during any accounting period ending on or within the six years before Closing been involved in any transaction which could lead to an assessment or charge to corporation tax under section 179 TCGA or paragraphs 58 or 60 of Schedule 29 FA 2002, including as a result of the execution of the Main Agreement or Closing.

5.6

VAT – group treatment. The Company is not and has not since the beginning of the current prescribed accounting period been a member of a group for the purposes of VAT under section 43 VATA and has not since the Balance Sheet Date applied for and been refused treatment as such a member.

5.7

VAT – anti-avoidance provisions relating to groups. The Company has not during any accounting period ending on or within the six years before Closing been party to or otherwise involved in any transaction in respect of which a direction has or could be made under Schedule 9A VATA.

5.8	Stamp duty – associated companies. The Company has not during within the three years ending on Closing made any claim for Relief or exemption under section 42 FA 1930 or section 151 FA 1995.

5.9

Stamp duty land tax – groups. The Company has not during any accounting period ending on or within the six years before Closing made any claim for Relief or exemption under Part 1 Schedule 7, Finance Act 2003.

6.	BALANCE SHEET

6.1

General. The Balance Sheet fully provides or reserves, in accordance with the accounting policies set out in the notes included in the Balance Sheet, for all Tax (including deferred tax attributable to timing differences capable of reversal after the Balance Sheet Date) for which the Company is or may be liable, or for which it may be accountable as at the Balance Sheet Date by reference to the profits, gains, income and earnings (whether actual or deemed) for any period ending on or before the Balance Sheet Date, or any other transaction entered into or deemed to be entered into on or before the Balance Sheet Date.

6.2

Deferred Tax. To the extent that the Balance Sheet does not make provision for deferred Tax, the notes to the Balance Sheet disclose full details of the amounts of such Tax and the matters to which it relates.

PART III:  TAX COVENANT

ARTICLE II

TAX COVENANT

2.1           Subject as provided in this Schedule, the Tax Covenantor covenants to pay to the Buyer an amount equal to:

(a)           any Tax Liability of the Company arising directly or indirectly as a result of any Event or Events which occurred on or before Closing;

(b)           any Tax Liability of the Buyer arising directly or indirectly as a result of any Event or Events which occurred on or before Closing to the extent that the Tax Liability in question would not have been a Tax Liability of the Buyer but for the acquisition of the Shares;

(c)           any Tax Liability which arises solely as a result of the relationship of the Company with any company which is a member of the Seller’s Tax Group whensoever arising;

(d)           any depletion in or reduction of value of the assets of the Company or any increase in its liabilities as a result of inheritance tax which:

(i)            is at Closing a charge on the assets of the Company or gives rise to a power to sell, mortgage or charge the assets of the Company; or

(ii)           after Closing becomes a charge on or gives rise to a power to sell, mortgage or charge any of the assets of the Company being a liability in respect of additional inheritance tax payable on the death of the person within seven years after a transfer of value;

(e)           the costs and expenses incurred by the Company or the Buyer in relation to a Tax Liability or Relevant Tax Claim; and

(f)            any liability of the Company to make a payment in respect of Tax under any indemnity, tax covenant, guarantee or charge entered into on or before Closing.

2.2           The covenants contained in this Schedule shall be construed as separate and independent covenants and shall not be restricted one by the other save that any payment by the Tax Covenantor in respect of a liability under one shall pro tanto discharge any liability under any other Tax Covenant arising out of the same subject matter.

ARTICLE III

LIMITATIONS

3.1           The Tax Covenantor shall not be liable under the provisions contained in Part III of this Schedule in respect of any Tax Liability to the extent that:-

(a)           specific provision or reserve in respect of that Tax Liability was made in the Balance Sheet; or

(b)           such Tax Liability arises or is increased as a result only of any increase in rates of Tax made after Closing with retrospective effect; or of any change in the law made after Closing with retrospective effect; or

(c)           such Tax Liability would not have arisen but for a transaction entered into or other voluntary act on the part of the Company with the written consent of the Buyer after Closing which is not in the ordinary course of the Company’s business, as carried on at Closing, is not required by law and is not pursuant to a legally binding obligation entered into before Closing; or

(d)           such Tax Liability is a liability to stamp duty on the completion of the purchase of the Shares; or

(e)           such Tax Liability is a Tax Liability for which the Company is, or may become wholly or primarily liable as a result of transactions in the ordinary course of its trading activities during the period beginning immediately after the Balance Sheet Date and ending on Closing other than profits which are directly or indirectly held for or have accrued to the benefit in whatever form of the Tax Covenantor and /or Seller or any person associated with the Seller and/or the Tax Covenantor within the meaning of sections 416 and 417 ICTA;

(f)            the Buyer has recovered such Tax Liability under the Tax Warranties in respect of, or arising from, the same Tax Liability;

(g)           such Tax Liability results from the cessation of the trade of the Company after Closing; and

(h)           such Tax Liability relates to VAT in respect supplies made and imports received since the Balance Sheet Date (assuming for the purposes of this paragraph (h) that the relevant VAT has been collected on supplies) or in respect of stamp duty or stamp duty land tax the liability for which has been incurred in the course of the Company’s business since the Balance Sheet Date.

3.2           No claim under this Tax Covenant shall be reduced or limited by the Claims Threshold or any matter set out in the Disclosure Schedule.

ARTICLE IV

PAYMENT

4.1           In this Schedule a right to pay by installments shall be disregarded and the provisions of section 213 IHTA shall not apply to payments to be made under this Schedule.

4.2           Any payment made pursuant to this Schedule shall, at the Buyer’s option, to be exercised in writing, be made either to the Buyer or to the Company.

4.3           The transfer of shares in the Company by the Buyer shall not by itself affect the liability of the Tax Covenantor or Tax Seller hereunder whether to the Buyer, the Company or any other person.

4.4           No payment hereunder shall be treated as received until cleared funds in respect thereof are available to the Company or the Buyer.

4.5           If any sum payable by the Tax Covenantor under the Tax Covenant is subject to Tax in the hands of the recipient the same obligation to make an increased payment shall apply as if a deduction or withholding equal in amount to that Tax was required by law, and the resulting increase in the amount of the payment is referred to in this paragraph as a “Tax Gross-Up”.

ARTICLE V

DATE OF PAYMENT

5.1           This paragraph applies solely for determining the date on which payments are to be made by the Tax Covenantor under Part III of this Schedule.

5.2           The Tax Covenantor shall make a payment to the Buyer on the date falling five clear Business Days after the date on which the Buyer has notified the Tax Covenantor of the amount of the payment required to be made or, if later, three clear Business Days prior to the date on which the Buyer or Company discharges, or is deemed to discharge, a Tax Liability in respect of which the Buyer is entitled to make a claim under this Schedule.

5.3           For the purposes of paragraph 1.4 of Part I of this Schedule, the Company is deemed to discharge a Tax Liability:

(a)           on the date on which the Company makes an actual payment of Tax in respect of the Tax Liability;

(b)           in the case of a Tax Liability falling within paragraph 1.4(a) of Part I of this Schedule, the date on which the Tax would have been payable but for the set-off or utilisation of the Buyer’s Relief or the Pre-Completion Relief;

(c)           in the case of a Tax Liability falling within paragraph 1.4(c) of Part I of this Schedule, the date on which the repayment would otherwise have been made to the Company;

5.4           If the Tax Covenantor fails to make any payment due under the Tax Covenant by the Due Date the Tax Covenantor shall pay to the Buyer interest (accruing daily and compounded monthly) on the amount of such payment at the rate of 3 per cent per annum above the base rate of The Royal Bank of Scotland plc from time to time from the date for payment determined under this paragraph to the date payment is received.

ARTICLE VI

CONDUCT OF CLAIMS

6.1           The Buyer shall give notice to the Tax Covenantor within a reasonable time of receipt of any Relevant Tax Claim, but no failure to give such notice shall affect the obligations of the Tax Covenantor under Part III of this Schedule.

6.2           If so requested in writing by the Tax Covenantor and subject to the provisions of paragraphs 6.3 and 6.4 the Buyer shall take or procure that the Company, at the Tax Covenantor’s cost and expense, takes such action as the Tax Covenantor may reasonably request to avoid, dispute, resist, appeal, compromise or defend a Relevant Tax Claim provided that:

(a)           the Tax Covenantor indemnifies and secures the Buyer and the Company in such manner as the Buyer shall require against all losses, costs, damages and expenses, including interest on overdue Tax which may be incurred by the Buyer and the Company in taking action; and

(b)           the Buyer shall not be obliged to appeal or procure that the Company appeal against any Tax Liability to which the Relevant Tax Claim relates unless the Tax Covenantor has made the request and provided the indemnity and security referred to in paragraph (a) above by the earlier of:

(i)            15 days from the date on which notice of the Relevant Tax Claim was given; or

(ii)           two clear Business Days before the last date on which an appeal may be made against the Tax Liability to which the Relevant Tax Claim relates;

(c)           neither the Buyer nor the Company shall be required to take any action under this paragraph which involves contesting any Tax Liability to which the Relevant Tax Claim relates before any court or appellate body (other that the relevant Tax Authority) unless the Tax Covenantor at its own expense and after disclosure of all relevant information and documents obtains and delivers to the Buyer a written opinion of leading tax counsel to the effect that such an appeal will, on balance, be successful.

6.3           The provisions of paragraph 6.2 above shall not apply where in the Buyer’s reasonable opinion compliance with those provisions would be detrimental to the business of the Company taken as a whole.

6.4           The provisions of paragraph 6.2 above shall not apply and the Buyer or the Company shall, without reference to the Tax Covenantor, be entitled to admit, compromise, settle, discharge or otherwise deal with a Relevant Tax Claim or the Tax Liability to which a Relevant Tax Claim relates on such terms at it may in its absolute discretion think fit and without prejudice to any right or remedy under this Tax Covenant if it appears to the Buyer that on or before Closing there was any act or failure to act by any of the Company or the Tax Covenantor which might constitute fraud in relation to any Tax Liability.

6.5           In connection with the conduct of a dispute relating to a Relevant Tax Claim the Tax Covenantor shall not settle or compromise the dispute or agree anything in its conduct, which is likely to affect the amount involved or the future Tax Liability of the Company or the Buyer, without the prior approval of the Buyer.

ARTICLE VII

TAX RETURNS

7.1           The Tax Covenantor or its duly authorised agent shall at its expense prepare the Company’s tax returns for all Accounting Periods ended on or before Closing.

7.2           The Company shall cause the Company tax returns referred to in paragraph 6.1 above to be authorised signed and submitted to the appropriate authority without amendment or with such amendments as the Tax Covenantor shall agree, and shall give the Tax Covenantor or its agent all such assistance as may be required to agree those returns with the appropriate authorities; PROVIDED THAT the Company shall not be obliged to take any such action as is mentioned in this sub-paragraph in relation to any Company tax return that is not full, true and accurate in all material respects.

7.3           The Tax Covenantor or its duly authorised agent shall at its expense prepare all documentation and deal with all matters (including correspondence) relating to the Company tax returns of the Company for all Accounting Periods ended on or prior to Closing and the Company shall afford such access to its books, accounts and records as is necessary and reasonable to enable the Tax Covenantor or its duly authorised agents to prepare those Company tax returns and conduct matters relating thereto in accordance with the Tax Covenantor’s rights under this paragraph.

7.4           Nothing done by the Company pursuant to this paragraph 6 shall in any respect restrict or reduce any rights it may have to make a claim against the Tax Covenantor under Part III of this Schedule.

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as a Deed on the day and year first above written.

EXECUTED AS A DEED by THINK PARTNERSHIP INC. acting by a duly authorised signatory.
/s/ Gerard M. Jacobs
Authorised Signatory

EXECUTED AS A DEED by JAMES BANKS
/s/ James Banks
IN THE PRESENCE OF:

Witness Signature:

Print Witness Name:

Witness Address: